UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__ )

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ETSY, INC.
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Etsy

Notice of 2025 Annual Meeting of Stockholders & Proxy Statement

Notice of 2025 Annual Meeting of Stockholders

Date and Time June 17, 2025 9:00 a.m. Eastern Time	Place www.virtualshareholdermeeting.com/ETSY2025	Record Date April 21, 2025

Meeting Agenda:

1	Elect C. Andrew Ballard, Margaret M. Smyth, and Marc Steinberg as Class I directors to serve until our 2028 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from our Board of Directors (our “Board”)	FOR each nominee	Page 12

2	Consider an advisory vote to approve named executive officer compensation	FOR	Page 38

3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR	Page 73

4	Approve an amendment to our certificate of incorporation to remove the supermajority voting provisions	FOR	Page 76

Stockholders will also transact any other business that may properly come before our 2025 Annual Meeting.
Your vote is important. Whether or not you plan to attend our Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during our Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during our Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Colin Stretch Chief Legal Officer and Corporate Secretary April 28, 2025
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be Held on June 17, 2025: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com. We mailed a Notice of Internet Availability to our stockholders (other than those who previously requested paper copies) on or about April 28, 2025.

Internet www.proxyvote.com

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A Letter From Our Chair of the Board

“ While 2024's top line performance was disappointing, the Etsy Board of Directors has confidence in our leadership team, who are working with focus and urgency to reignite growth in Etsy marketplace gross merchandise sales and deliver value to our global community of sellers and buyers, our employees and our stockholders. The company has navigated challenging times by investing in long-term growth while delivering very healthy levels of profitability.”

Dear Stockholders,
Etsy's mission to "Keep Commerce Human" remains as relevant as ever - perhaps even more so - as the world continues to undergo tremendous macroeconomic, geopolitical, and technological change. The Etsy Board of Directors and the entire Etsy team are proud of the role we play connecting people through differentiated, special, and creative merchandise. We have continued to focus on improving experiences across our marketplaces.
While 2024 top line results were disappointing, Etsy's efficient operating model delivered very healthy financial performance. The Board of Directors has high conviction in the company's future, hence our stewardship over a large buyback program which reduced the outstanding share count by over 12 million shares over the course of 2024, and the authorization of a new $1 billion share repurchase program.
We remain confident in the leadership of our Chief Executive Officer, Josh Silverman, and his refreshed leadership team, which started 2025 with a strong plan to invest in areas which we believe will increase buyer engagement, drive more sales, and return the Etsy marketplace to GMS growth over time. In addition to other changes, Josh has elevated Kruti Patel Goyal to the role of President and Chief Growth Officer. Kruti is a seasoned Etsy executive whose customer-centric approach has delivered success at both the core marketplace and Depop. We are also pleased to welcome Lanny Baker as our new Chief Financial Officer, and believe his 20-plus-year track record within consumer internet, digital media, and marketplaces makes him extremely well suited to drive value creation at Etsy. In addition, in May, Rafe Colburn, a long-time Etsy and Depop engineering leader, will become our Chief Technology Officer.
In addition, to focus on driving growth in the core Etsy marketplace, as well as its subsidiary Depop, Etsy recently announced an agreement to divest Reverb from its portfolio, a transaction expected to close in the coming months.
In this proxy statement, we describe Etsy's corporate governance policies and practices that foster our Board's oversight of our business strategies and initiatives. As we've shared previously, we believe that effective corporate governance does not call for a one-size-fits-all approach. As such, we continue to evolve our governance program, executive compensation plans, and other key matters as appropriate for our business and to promote stockholders' long-term interests.
During our 2024 Annual Meeting of Stockholders, Etsy received feedback related to our executive compensation programs, which was reflected in the vote on our say-on-pay proposal. Following this meeting, and as part of our normal off-season stockholder engagement efforts, Etsy’s Board and leadership team reached out to stockholders representing over 60% of our outstanding common stock, offering to discuss governance and executive compensation matters, and held discussions with all stockholders who wanted to meet, representing approximately 37% of our outstanding common stock. As a result of these discussions, Etsy has made several important changes to our executive compensation plans, including adjustments to annual cash incentive and long-term equity incentive compensation programs. In addition, the Etsy Board is recommending removal of the supermajority voting provisions in our certificate of incorporation. Lastly, it's important to note that Etsy continues to evolve our Impact strategy, approach, and disclosures in order to have a positive impact on the world, while advancing and complementing our business strategy.
On behalf of the Etsy Board and our team, I would also like to thank Jonathan Klein for his over 14 years of service and invaluable contributions to our Board. We recently welcomed David Rosenblatt, a highly experienced consumer and internet executive, to our Board and as an additional member of our Compensation Committee, and we are confident he will bring a thoughtful approach to our corporate governance and executive compensation programs in the years ahead.
We appreciate your investment in Etsy, and we thank you for the trust you have placed in us as stewards for your long-term interests.
Sincerely,
Fred Wilson,
Chair of the Board

2025 Proxy Statement	3

A Letter From Our Chief Executive Officer

“In 2024, we navigated a challenging market by strategically investing in what makes the Etsy marketplace different and special. We are working with urgency to create customer experiences that we believe will result in deeper levels of buyer engagement and purchase frequency, with a goal to reignite our growth and deliver value to our global community and stockholders.”

Dear Stockholders,
At Etsy, we hold ourselves to the highest standards as the market leader for special. While we made progress in many areas, our overall 2024 performance did not meet those high standards. We understand your disappointment, and we share it. That said, I firmly believe that the steps we took in 2024 were pivotal to strengthening Etsy’s foundation—key to our long-term success—and, over time, will further cement Etsy’s place as the home for creativity in commerce—and, ultimately, return Etsy to delivering strong value to our stockholders.
Etsy's 2024 consolidated GMS was $12.6 billion, down approximately 4%; strong execution enabled take-rate expansion in a win-win way that provides value to our community, resulting in record revenue of $2.8 billion, up about 2% year over year; net income was $303.3 million; and Adjusted EBITDA was approximately $782 million.* We met our commitment to the financial community to stabilize our margins while also investing in our business. In addition, capital return accounted for approximately 90% of free cash flow in 2024, which we deployed into our share buyback program.
Etsy Marketplace Highlights:
We meaningfully improved the core Etsy shopping experience, including:
•Raising the bar on quality by retraining our search algorithms to showcase more diverse and higher-quality sets of listings and launching the Etsy Search Visibility Page to give sellers more insights into how they appear in search;
•Boosting inspiration by creating more room for browsable content on the Etsy homepage and Buy on Etsy App;
•Creating what we believe is a world-class online "Gifting" shopping experience—with our GMS from this purchase occasion outpacing Etsy marketplace results for the year;
•Bolstering reliability by reorganizing our legacy permitted items policy into new "Creativity Standards" to help clarify why items belong on Etsy;
•Deepening the reach of our marketing, particularly mid-funnel paid social channels;
•Introducing "Etsy Insider" in closed beta form, a new loyalty program designed to drive increased purchase frequency and long-term customer loyalty.
In addition, we continued to make important near-term progress in targeted areas, such as improving the efficacy of Etsy Ads, expanding coverage of Etsy Payments and continuing to improve fulfillment. We believe Etsy is now a meaningfully better marketplace with a stronger foundation, upon which we can build in 2025 and beyond.

4	Etsy

Growth Opportunity Ahead for the Etsy Marketplace
After outperforming our sector peers from 2015-2021, we have found it challenging to match e-commerce growth rates as inflation and other factors have led consumers to spend less on discretionary products. While others concentrate on low prices, fast delivery and commoditized goods, Etsy's distinct value proposition lies in creativity, self-expression and the celebration of bespoke and artisanal goods. Our core competitive advantage is our highly differentiated offering of 100 million-plus items that do not have a SKU or map to a catalog. We believe we own a "special" place in e-commerce—and are early in our journey to capture more than our current 2% of this market—which we have sized at about $550 billion in our core geographies and categories. And today's even more advanced technologies—including Gen AI and large language models—are enabling us to further enhance and transform Etsy's differentiated shopping experiences.
Subsidiary Update
Aligned with our overall growth strategy, in 2024, we continued to leverage our playbook across our marketplaces. Depop experienced strong growth momentum in 2024 with a winning formula of effective product and marketing enhancements, continued cultural relevance, and offerings that appeal to today's value-conscious consumer. Depop had exceptional year-over-year expansion in the United States, making it the fastest-growing online fashion resale player in that market.
While Reverb continued to perform slightly better than the musical instruments industry, after reviewing the parts of our business best poised for growth, we made the decision to divest Reverb from our portfolio. Reverb has been a valued part of the Etsy, Inc. community for the past five years. We are excited for Reverb to embark on this next chapter, and we will be cheering them on as they build for the long term.

Annual Meeting & Closing
Etsy, Inc.’s 2025 Annual Meeting of Stockholders will be held on Tuesday, June 17, 2025 at 9:00 a.m., Eastern Time. We will hold our Annual Meeting as a virtual meeting conducted exclusively online via webcast, as we have done each year since 2017. Your vote matters to us. Whether you plan to participate in our Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 82 of the proxy statement.
We have proven our agility, resilience and relevance many times, and we believe that we can realize Etsy's full potential to be the starting point for special. I extend my sincere gratitude to our team for their dedication, ingenuity, and unwavering belief in Etsy's business and mission. And to our stockholders, from the Board and leadership, we appreciate your support as we work to exceed all of our collective expectations for this great company.
Josh Silverman
Chief Executive Officer & Director
*    See “Non-GAAP Financial Measures” in this proxy statement for more information regarding our use of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

2025 Proxy Statement	5

6	Etsy

Proxy Statement Summary
This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and we encourage you to read the entire proxy statement before voting. Unless the context otherwise requires, we use the terms “Etsy,” the “Company,” “we,” “us,” and “our” in this proxy statement to refer to Etsy, Inc. and, where appropriate, our consolidated subsidiaries.
About Etsy
Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share our mission, common levers for growth, similar business models, and a strong commitment to use business and technology to strengthen communities and empower people.
Our primary Etsy marketplace is the global destination for unique, creative goods from independent sellers. It connects artisans and entrepreneurs with thoughtful consumers seeking items that reflect their tastes and values. We aim to create a virtuous cycle that benefits all of our stakeholders. Ultimately, our success is tied to our sellers; we make money when they do. In addition to providing them with access to tens of millions of buyers, we offer tools and services to help sellers grow. For buyers, we surface quality listings that offer great value and provide a reliable shopping experience. When buyers are satisfied, it fuels this cycle.
In addition to our core Etsy marketplace, our marketplaces include Reverb Holdings, Inc. (“Reverb”), our musical instrument marketplace acquired in 2019,1 and Depop Limited (“Depop”), our fashion resale marketplace acquired in 2021. Each Etsy, Inc. marketplace primarily operates independently, while benefiting from shared expertise in product development, marketing, technology, and customer support.
Our Mission
Etsy’s mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated and human connection cannot be commoditized. We believe consumers increasingly expect more from the businesses they support, and companies that prioritize people, the planet, and profit will be best positioned to succeed over the long term. We are committed to sustainable growth by aligning our mission with our business strategy, fostering economic impact through entrepreneurship.
Our Strategy
As illustrated below, our strategy is focused around:
•Building a sustainable competitive advantage for the Etsy marketplace – our “Right to Win;”
•Growing the Etsy marketplace in our core geographies and globally; and
•Leveraging our marketplace playbook at the Etsy marketplace and our subsidiary Depop.
Our “Right to Win” is centered on four key elements that we believe make the Etsy marketplace a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build long-term loyalty. We believe that when executed effectively, these elements can create a multiplier effect that will drive future growth.
1 On April 21, 2025 Etsy signed an agreement to divest Reverb, a transaction expected to close in the coming months.

2025 Proxy Statement	7

2024 Consolidated Financial Highlights(1)
Our strategy is the foundation of our operational success. Despite facing significant gross merchandise sales ("GMS") headwinds in 2024, we delivered year-over-year revenue growth and strong profitability:
•Revenue increased by 2.2% year-over-year to a total of $2.8 billion, up from $2.7 billion in 2023, driven by growth in both services and marketplace revenue.
•Net income decreased 1.4% to $303.3 million from $307.6 million in 2023. Net income margin was 10.8%, compared to 11.2% in 2023.
•Adjusted EBITDA increased 3.6% year-over-year to $781.5 million, up from $754.3 million in 2023. Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 27.8%, compared to 27.4% in 2023. See “Non-GAAP Financial Measures” in this proxy statement for more information regarding our use of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We are a global company, and our vibrant community includes people buying or selling in nearly every country in the world. Collectively, the Etsy, Reverb, and Depop marketplaces connected a total of 8.1 million active sellers to 95.5 million active buyers as of December 31, 2024. For more information on our strategy and our consolidated financial results, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (our “Form 10-K”).
(1)On August 10, 2023, Etsy completed the sale of Elo7 Serviços de Informática S.A. (“Elo7”), a Brazil-based marketplace for handmade and unique items. The results of Elo7 are included in all financial and other metrics discussed in this report, unless otherwise noted, until August 10, 2023. On April 22, 2025, Etsy announced it had entered into an agreement to sell Reverb to Reverb IntermediateCo LLC, a Delaware limited liability company and wholly owned subsidiary of Reverb Partners LLC, a Delaware limited liability company. Reverb Partners LLC is an affiliate of Servco Pacific Inc., a Hawaii corporation, and Creator Partners LLC, a Delaware limited liability company, which share Reverb's experience in the music industry and focus on supporting musicians.
Our Impact Strategy
We apply similar focus, discipline, and accountability to our Impact reporting metrics as we do to our financial metrics, and we believe that together they make us stronger and more resilient. We recently reported on our Impact strategy and 2024 progress as part of our Form 10-K. We use our filings with the U.S. Securities and Exchange Commission (“SEC”), as well as our Investor Relations website and our Etsy News blog, as our primary communications channels for information relating to our Impact strategy and progress. We have various approaches for determining what information we disclose in our Impact reporting, including feedback we receive from the financial community and other stakeholders. Etsy continues to report our Impact metrics using the Sustainability Accounting Standards Board (“SASB”) sector standards for our industry and the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework. We also publish our consolidated Equal Employment Opportunity (“EEO-1”) report on our Investor Relations website. We have included some of our Impact highlights on the following pages. For more information on our Impact strategy and progress, as well as our SASB and TCFD reporting, see our Investor Relations website and our Form 10-K at pages 20-39.

8	Etsy

Impact Highlights
We are committed to growing sustainably by aligning our mission and business strategy to help create economic impact through entrepreneurship and, therefore, create value for all our stakeholders. Our Impact highlights in 2024 include the following:

Deployed $20.5M of our $30M Impact Investment fund since 2022	Made over $5.6M in philanthropic donations across our marketplaces	Supported over 3,550 entrepreneurs through the Etsy Uplift Fund	Over 160M listings with circular attributes were created by our sellers across our marketplaces

Sourced 100% renewable energy for quantified office and remote working electricity usage	Reduced absolute Scope 1 and 2 greenhouse gas emissions by 33% since 2020	Reduced Scope 3 greenhouse gas emissions intensity (metric tonnes of CO2e per million dollars of gross profit) by 37% since 2020	Supported over 250,000 sellers with disaster response resources

2025 Proxy Statement	9

Culture and Engagement
We believe that our action-oriented, values-based, and purpose-driven work culture is a competitive advantage in attracting and retaining top talent. We also offer best-in-class benefits that help us attract and retain our talent.
Attracting great talent is just the first step; equally important is investing in programs that support the retention and growth of our employees. We aim to foster a workplace culture that empowers employees to perform at their best, and we believe that cultivating a strong sense of community is essential to achieving that goal. In 2024, the Etsy marketplace further embraced hybrid excellence, working to enable a distributed workforce to effectively connect and collaborate, while establishing a policy that optimizes for intentional and impactful in-person collaboration.
We are also focused on maximizing employee engagement. Over 80% of employees participated in the 2024 engagement survey and reported engagement scores of 65% for Etsy respondents, 66% for Reverb respondents, and 76% for Depop respondents. Given the late 2023 restructurings at Etsy and Reverb, we did see a decline in overall engagement scores at both businesses as compared to the prior year. As a result, the Etsy Executive Team implemented new employee connection initiatives in 2024 that were focused on key topics. These well attended sessions, which will continue in 2025, are providing valuable insights to shape our Internal Communications and People Strategy, ultimately aiming to boost engagement through stronger executive-employee relationships. Additionally, we were pleased to see that our employee value proposition remains strong, with questions like “I am proud to work for Etsy” receiving 80% favorable responses and “I would recommend Etsy as a great place to work” receiving 79% favorable responses.
Etsy takes proactive measures at each step of the employee journey to ensure fair pay practices – see our Form 10-K at page 27 for a discussion of these measures. In 2024, our biennial pay equity analysis found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees. Additionally, there were no unexplained pay gaps based on intersectionality (i.e., based on the combination of race and gender/ethnicity).
For more information on our work to foster engaged and impactful teams and related workforce metrics, please see our Form 10-K at pages 12 and 26-29.
Executive Team

We believe that we have built a highly qualified and effective Executive Team.

Each person brings fresh perspectives and deep expertise to their particular roles. Our Executive Team consists of:

•Josh Silverman, Chief Executive Officer, leading Etsy as it builds platforms that empowers creative entrepreneurs around the world
•Kruti Patel Goyal, President and Chief Growth Officer, leading the product, marketing, member support, trust and safety, and strategy and operations teams, responsible for bringing together all customer touch points to deliver a more compelling and inspiring experience for Etsy's millions of buyers and sellers
•Lanny Baker, Chief Financial Officer, leading Etsy's enterprise-wide global finance operations
•Rafe Colburn, Chief Technology Officer, effective as of May 5, 2025, leading the Etsy marketplace engineering teams with a focus on leveraging technology to forge meaningful human connections and to create shopping experiences that are differentiated, personalized, and relevant

•Nicholas Daniel, Chief Product Officer, leading the Etsy marketplace product development efforts worldwide, building shopping experiences across platforms, and enabling creative entrepreneurs to start, manage, and scale global businesses
•Brad Minor, Chief Marketing Officer, responsible for expanding Etsy brand consideration and loyalty globally
•Toni Thompson, Chief Human Resources Officer, leading our enterprise-wide people strategy, talent acquisition, workplace and real estate, total rewards, and human resources operations, analytics, and systems teams
•Colin Stretch, Chief Legal Officer and Corporate Secretary, leading our enterprise-wide legal, policy, compliance, and advocacy teams

10	Etsy

Voting Roadmap

Proposal 1 Election of Directors
At our Annual Meeting, three Class I directors are standing for election, each for a three-year term. Our Board has nominated C. Andrew Ballard, Margaret M. Smyth, and Marc Steinberg for election as Class I directors at our Annual Meeting.
▶ See page 12

Our Board recommends a vote FOR each nominee for director.

Proposal 2 Advisory Vote on Named Executive Officer Compensation
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement.

Our Board recommends a vote FOR this proposal.
▶ See page 38

Proposal 3 Ratification of the Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025 and recommends that stockholders vote to ratify the appointment. PricewaterhouseCoopers LLP has audited our consolidated financial statements since 2012.
▶ See page 73

Our Board recommends a vote FOR this proposal.

Proposal 4 Approval of Charter Amendment to Remove Supermajority Voting Provisions
Our certificate of incorporation requires the approval of the holders of at least 66 ⅔% of the voting power of Etsy stock entitled to vote thereon to amend certain provisions of our certificate of incorporation or our bylaws, or to remove directors. Our Board recommends that stockholders vote to amend the certificate of incorporation to remove the supermajority voting requirements and replace them with a requirement that these actions must be approved by the holders of at least a majority of the voting power.

Our Board recommends a vote FOR this proposal.
▶ See page 76

2025 Proxy Statement	11

Proposal 1
Election of Directors

In accordance with our amended and restated certificate of incorporation, our Board, which currently has 11 members, is divided into three staggered classes of directors. Our Board has nominated C. Andrew Ballard, Margaret M. Smyth, and Marc Steinberg for re-election as Class I directors at the 2025 Annual Meeting, each for a three-year term. Each nominee is independent and has consented to serve as director, if elected. We have no reason to believe that any nominee will be unable or unwilling to serve as director. If a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if our Board names one, or the Board may reduce its size. As previously disclosed, on February 15, 2025, Jonathan Klein, a member of our Board, informed us of his decision to not stand for re-election as a director of Etsy at the 2025 Annual Meeting of Stockholders. We thank Mr. Klein for his 14 years of distinguished service on our Board. Upon the completion of Mr. Klein's current term, we expect the number of members on our Board will be reduced to ten.
We have a majority voting standard for uncontested director elections. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. As directors serve until their successors have been elected and qualified or until they resign, die, or are removed, any incumbent director who fails to receive the required number of votes for re-election shall submit his or her resignation for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee's recommendation as it deems appropriate. Promptly following the Board's decision, Etsy will disclose that decision and an explanation of the decision in a filing with the Securities and Exchange Commission or a press release.
If elected at our Annual Meeting, the nominees will serve until our 2028 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board. Information about the nominees and each director whose term is continuing after our Annual Meeting is provided on the following pages.

Our Board recommends a vote “FOR” each director nominee named above.

12	Etsy

Etsy's Board
The following table provides summary information about our nominees and continuing directors. See pages 14-21 for more information.

C. Andrew Ballard Age: 52 Director Since: 2021 Class: I Committees: Compensation	David S. Rosenblatt Age: 57 Director Since: 2025 Class: III Committees: Compensation

Marla Blow Age: 54 Director Since: 2021 Class: III Committees: Risk Oversight (Chair)	Josh Silverman Chief Executive Officer Age: 56 Director Since: 2016 Class: II

Gary S. Briggs Age: 62 Director Since: 2018 Class: III Committees: Risk Oversight	Margaret M. Smyth Age: 61 Director Since: 2016 Class: I Committees: Audit (Chair); Risk Oversight

M. Michele Burns Age: 67 Director Since: 2014 Class: II Committees: Audit; Nominating and Corporate Governance	Marc Steinberg Age: 35 Director Since: 2024 Class: I Committees: Audit

Melissa Reiff Age: 70 Director Since: 2015 Class: III Committees: Compensation (Chair)	Fred Wilson Chair Age: 63 Director Since: 2007 Class: II Committees: Audit; Nominating and Corporate Governance (Chair)

2025 Proxy Statement	13

Director Skills and Experience Matrix
All of our directors bring leadership and corporate governance experience to our boardroom. In addition, our directors complete a detailed skills and experience self-assessment. The following chart summarizes other areas important to the oversight of Etsy's business where, based on those self-assessments, our directors have substantial knowledge and experience.

	Josh Silverman	Andrew Ballard	Marla Blow	Gary Briggs	Michele Burns	Melissa Reiff	David Rosenblatt	Margaret Smyth	Marc Steinberg	Fred Wilson
Technology, e-commerce and digital media
Brand strategy, marketing, or merchandising
Global commerce or international business
Human resources or talent
Impact
Strategic transactions
Payments processing
Finance, accounting, or financial reporting
Risk management
Information security/ cybersecurity
Data analytics
Other current public company board service

14	Etsy

Board Skills Descriptions:

Technology, e-commerce, and digital media	Brand strategy, marketing, or merchandising	Global commerce or international business	Human resources or talent

Contributes to our understanding of how business and technology can strengthen our communities and empower people and entrepreneurship while Keeping Commerce Human.	Provides awareness of approaches that effectively communicate the story and value of our brand and our mission.
Contributes to an understanding of how our two-sided online marketplaces connect millions of passionate and creative buyers and sellers around the world and the infrastructure needed to support our global operations.

Enhances oversight of Etsy’s key human resources strategies and programs through understanding of how we manage and develop our workforce, foster an inclusive environment, and promote equity and inclusion throughout Etsy.

Impact	Strategic transactions	Payments processing	Finance, accounting, or financial reporting

Contributes to an understanding of the relationship between our strategy and our mission to make a positive impact on the world and create economic impact through entrepreneurship.	Provides awareness of how strategic transactions, including acquisitions, divestitures, and capital market transactions, could impact our business and/or inflect our market opportunity.
Enhances our understanding of the complex landscape of evolving laws, regulations, rules, and standards governing payments processing, as well as the direct and third-party processor operational and compliance risks.
Contributes to oversight of our financial statements and public company reporting requirements.

Risk management	Information security/cybersecurity	Data analytics	Other current public company board service

Enhances Board oversight of management’s risk management processes.	Enhances oversight of information security, cyber readiness, and data privacy protection and risks associated with cybersecurity matters.	Provides understanding of how scalable data analytics and machine learning can be used to enhance the performance of our platform and improve our buyers’ and sellers’ experiences.	Contributes to practical understanding of organizations, processes, governance, and oversight of strategy, risk management, and growth.

2025 Proxy Statement	15

Director Nominees and Continuing Directors
Nominees for Election to a Three-Year Term Expiring at the 2028 Annual Meeting of Stockholders

Key Qualifications
C. Andrew Ballard brings to our Board his executive and leadership experience across the technology, marketing, data analytics, media, and finance industries, as well as his strategic business and acquisition experience as a director of, and investor in, businesses in all stages of growth.

Professional Experience
•Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a software and data company focused on brands and retailers, since 2012
•Founder and Managing Partner of Figtree Partners, an investment firm focused on software and technology, since 2012
•Senior Advisor at Hellman & Friedman LLC, a private equity firm, from 2012 to 2019, and Managing Director, from 2006 to 2012
•Prior to that: various positions at Bain Capital, LLC and Bain & Company, Inc.
Other Public Company Directorships
•Domino’s Pizza, Inc. (since 2015)
Other Information
•Director of private companies, including CrossFit, Datacor, Inc., and Zignal Labs

C. Andrew Ballard INDEPENDENT Age: 52 Director since: 2021 Compensation Committee

16	Etsy

Key Qualifications
Margaret M. Smyth brings to our Board her expertise in public company finance, accounting, strategic planning, and risk management. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies. Ms. Smyth also has experience in advancing sustainability accounting practices, holds SASB's FSA Credential, and holds a Certificate in Cyber-Risk Oversight from Carnegie Mellon University and the National Association of Corporate Directors, and a Fundamentals of ESG Certificate from the AICPA.

Professional Experience
•Partner, Global Infrastructure, QIC, a global infrastructure investor focused on ESG-themed investments in transport, energy, and utilities, and social/public/private partnership sectors, since July 2021
•Member of the Nasdaq Center for Board Excellence Advisory Council, a group committed to advancing the effectiveness of board members and leaders
•U.S. Chief Financial Officer, National Grid plc, a multinational energy company, from 2014 to June 2021
•Vice President of Finance at ConEdison, Inc. from 2012 to 2014
•Prior to that: senior financial roles at United Technologies and 3M; Senior Managing Partner at Deloitte & Touche and Arthur Andersen
Other Public Company Directorships
•Lilium N.V. (September 2021 to December 2024)
•Frontier Communications Parent, Inc. (since June 2021)
•Remitly Global, Inc. (since May 2021)
Investment Company and Private Company Directorships
•Mutual of America Financial Group (two funds) (since 2005)
•Pearce Services (since December 2024)

Margaret M. Smyth INDEPENDENT Age: 61 Director since: 2016 Audit Committee (Chair) Risk Oversight Committee

Key Qualifications
Marc Steinberg brings to our Board his experience as an investor having responsibility for public and private equity investments across a broad range of industries and as a board member in the technology, digital media, and e-commerce industries.

Professional Experience
•Partner at Elliott Investment Management, L.P., an investment management firm, since January 2024, and various other roles at Elliott Investment Management, L.P. from 2015 to January 2024
•Prior to that: Centerview Partners (2012 to 2015)
Other Public Company Directorships
•Pinterest, Inc. (since December 2022)
Other Information
•Director of various private companies including Nielsen Holdings, plc (since October 2022), Syneos Health (since September 2023), and Cubic Corporation (since May 2021)

Marc Steinberg INDEPENDENT Age: 35 Director since: 2024 Audit Committee

2025 Proxy Statement	17

Directors Continuing in Office

Key Qualifications
Marla Blow brings to our Board her significant experience with payments and financial services, her experience as a regulator, and her expertise in platforms that support small business. In addition, she has advocated for creative entrepreneurship as a path to economic empowerment, and brings experience as a purpose-driven leader in both the private and public sectors.

Professional Experience
•President and Chief Operating Officer of Skoll Foundation, which invests in and supports social entrepreneurs, where she leads Skoll’s program work, grants, investments, and financial management, since March 2021
•Senior Vice President for Social Impact in North America, Mastercard Center for Inclusive Growth from October 2019 to March 2021
•Founder and Chief Executive Officer, FS Card Inc., a subprime credit card venture, from 2014 to January 2019 (sold to a strategic acquirer); and a Partner in Fenway Summer LLC, a consumer finance investment and venture capital firm that incubated FS Card
•Prior to that: Assistant Director, Card and Payments Markets Group, Consumer Financial Protection Bureau, and various positions in the credit card business at Capital One
Other Public Company Directorships
•Care.com (February 2018 to March 2020) (acquired by IAC/InterActive Corp)
•FactorTrust, Inc. (2016 to 2017) (acquired by TransUnion)
Other Information
•Director of Square Financial Services, an independent banking subsidiary of Block Inc., formerly known as Square, Inc. (since March 2021)

Marla Blow INDEPENDENT Age: 54 Director since: 2021 Risk Oversight Committee (Chair)

Key Qualifications Gary S. Briggs brings to our Board his significant brand strategy and marketing expertise, as well as his executive and leadership experience at technology and e-commerce companies.

Professional Experience
•Senior Advisor, Paid Media, Biden for President, from April 2024 to July 2024, Harris for President from July 2024 to November 2024
•Chairman of Hawkfish, LLC, a political data and technology-based digital marketing company, from September 2019 to May 2021
•Vice President and Chief Marketing Officer of Facebook, Inc. (now known as Meta Platforms, Inc.), a social media company, from 2013 to November 2018
•Prior to that: various marketing roles at Google, Inc., eBay Inc., PayPal, Inc., IBM Corp., and PepsiCo
Other Public Company Directorships
•Petco Health & Wellness Company Inc. (since 2018)
•Afterpay Limited (January 2020 to March 2022) (acquired by Block, Inc., formerly Square, Inc.)
•LifeLock, Inc. (2013 to 2017) (acquired by Symantec Corporation)
Other Information
•Director of Combe, Inc., a private company (since 2023)

Gary S. Briggs INDEPENDENT Age: 62 Director since: 2018 Risk Oversight Committee

18	Etsy

Key Qualifications
M. Michele Burns brings to our Board her expertise in corporate finance, accounting, governance, and strategy. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company Chief Financial Officer and director.

Professional Experience
•Advisory Board, Stanford Center on Longevity at Stanford University since October 2019, having served as the Center Fellow and Strategic Advisor from 2012 to October 2019
•Chief Executive Officer, Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from 2011 to 2014
•Chairman and Chief Executive Officer, Mercer LLC, a human resources consulting firm, from 2006 to 2011, and Chief Financial Officer in 2006
•Prior to that: Chief Financial Officer at Delta Air Lines, Inc. and various positions at Arthur Andersen, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice
Other Public Company Directorships
•Anheuser-Busch InBev SA (since 2016)
•Goldman Sachs Group, Inc. (since 2011)
•Cisco Systems, Inc. (2003 to 2023)
•Alexion Pharmaceuticals, Inc. (2014 to May 2018)
•Wal-Mart Stores, Inc. (2003 to 2013)

M. Michele Burns INDEPENDENT Age: 67 Director since: 2014 Audit Committee Nominating and Corporate Governance Committee

Key Qualifications
Melissa Reiff brings to our Board her significant operational experience, her expertise in retail, marketing, and merchandising, and her knowledge of executive compensation and talent management. She also brings experience as a Chief Executive Officer and as a director of public companies.

Professional Experience
•Chief Executive Officer, The Container Store Group, Inc., a storage and organization specialty retailer, from 2016 until her retirement in February 2021
•President and Chief Operating Officer of The Container Store Group, Inc., from 2013 to 2016, having served as President from 2006 to 2013
Other Public Company Directorships
•Cricut, Inc. (since March 2021)
•The Container Store Group, Inc. (2007 to September 2021)

Melissa Reiff INDEPENDENT Age: 70 Director since: 2015 Compensation Committee (Chair)

2025 Proxy Statement	19

Key Qualifications
David S. Rosenblatt brings to our Board his extensive experience in the digital marketplace, online advertising and digital marketing technology and services industries, as well as his significant executive and leadership experience, including as a public company Chief Executive Officer and director.

Professional Experience
•Chief Executive Officer and member of the board of 1stDibs.com, Inc., an online marketplace for design, including furniture, art, jewelry, and fashion, since 2011
•President, Global Display Advertising, of Google, Inc. (now known as Alphabet Inc.), a multinational technology company, from 2008 to 2009
•Prior to that: several executive positions at DoubleClick, a digital marketing technology and services company acquired by Google in 2008, including Chief Executive Officer from 2005 to 2008 and President from 2000 to 2005, after joining as part of its initial management team in 1997
Other Public Company Directorships
•1stDibs.com, Inc. (since 2011)
•IAC Holdings, Inc. (since 2008)
•Twitter (now known as X Corp.) (2010 to October 2022)

David S. Rosenblatt INDEPENDENT Age: 57 Director since: 2025 Compensation Committee

Key Qualifications
Josh Silverman brings to our Board his deep familiarity with our business through his tenure as our Chief Executive Officer, and his significant executive, operational, strategic, payments, data, and marketing experience. He also brings expertise in scaling and leading online marketplaces and technology companies.

Professional Experience
•Chief Executive Officer, Etsy since May 2017, and President from May 2017 to December 2024
•Senior Operating Advisor, Hellman & Friedman, a private equity firm, in 2017
•Executive in Residence at Greylock Partners, a venture capital firm, in 2016
•President of Consumer Products and Services, American Express Company from 2011 to 2015
•Prior to that: Chief Executive Officer of Skype from 2008 to 2010; Chief Executive Officer of Shopping.com, an eBay company, from 2006 to 2008; and, prior to that, served in various executive roles at eBay
•Co-Founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001
Other Public Company Directorships
•Shake Shack Inc. (since 2016)

Josh Silverman Age: 56 Director since: 2016 Chief Executive Officer

20	Etsy

Key Qualifications
Fred Wilson brings to our Board his extensive experience with technology and social media companies, as well as his deep understanding of our business and operations through his tenure on our Board and as one of our early investors. Fred has significant experience in corporate governance, technology company strategy, and scaling businesses in growth. He is also a well-known thought leader on technology, venture capital, and management matters.

Professional Experience
•Founder and Partner, Union Square Ventures, a venture capital firm, since 2003
•Chair of our Board since May 2017, having served as our Lead Independent Director since 2014
•Prior to that: Venture capitalist for over 30 years
Other Public Company Directorships
•Coinbase Global, Inc. (since January 2017; publicly traded since April 2021)
Other Information
•Director of various private companies in connection with his role at Union Square Ventures and in a personal capacity

Fred Wilson INDEPENDENT Age: 63 Director since: 2007 Chairman of the Board Audit Committee Nominating and Corporate Governance committee

2025 Proxy Statement	21

Corporate Governance
Key Features of our Corporate Governance
We believe Etsy is a unique company and, because of that, our Board's philosophy is that effective corporate governance should not be a one-size-fits-all solution. Our governance strategy has continued to evolve as Etsy has matured as a public company. Below are select recent governance updates, many of which have been made in response to feedback from our long-term stockholders, as well as the key features of our corporate governance program:

2025
•Implemented feedback from our stockholder engagement in our 2025 executive compensation program
•Requested that our stockholders approve a proposal to eliminate the supermajority voting provisions in our certificate of incorporation (see Proposal 4)

2024	•Conducted stockholder engagement focused on understanding the results of our say-on-pay vote

2023	•Adopted majority voting for uncontested director elections •Adopted overboarding policy •Formed Risk Oversight Committee •Adopted clawback policy

2022	•Began publishing consolidated EEO-1 Report and refreshed proxy to better highlight our governance evolution •Adopted a proxy access bylaw •Adopted Stock Ownership Guidelines

2021	•Added Performance Share Units (“PSUs”) to our executive compensation program

Key Features of our Corporate Governance

Board Structure & Independence

•Board comprised of sophisticated and fully engaged directors with different areas of relevant expertise •Independent Board Chair •Independent Board, except our CEO •Independent Committee members	•Distribution of director tenures, resulting in a Board with both institutional and fresh perspectives •Notice required before accepting an invitation to serve on additional for-profit boards

Board Oversight

•Active Board risk management oversight
•Risk Oversight Committee assists our Board with oversight of Etsy's management of risk exposures, as well as management's processes for effectively monitoring and mitigating risk

•Annual Board and Committee self-evaluations overseen by our Board Chair and our Nominating and Corporate Governance Committee
•Periodic reviews of our corporate governance structure
•Rigorous CEO evaluation process, and independent director oversight of executive succession planning

Corporate Governance Practices

•Overboarding policy applicable to directors •Strong commitment to diversity of all types in Board composition •Stock ownership guidelines for directors and executive officers
•Policy of no pledging or hedging of Etsy shares for current employees and directors
•Robust code of conduct applicable to directors, officers, and employees
•Regular executive sessions of independent directors

Stockholder Rights and Engagement
•Proxy access bylaw allows stockholders to nominate and include directors in our proxy materials •Active, year-round stockholder engagement program
•A majority voting standard for director elections requiring any nominee for director who receives more votes against than for in an uncontested election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and our Board

22	Etsy

Stockholder Engagement
Etsy executives maintain a very active, year-round engagement schedule meeting with the portfolio management teams at existing and potential stockholders around the world as part of our on-going investor relations activities. In connection with this broad engagement program, we met with 272 investment management firms during 2024, representing stockholders with nearly 65% of our outstanding common stock as of December 31, 2024.
Since 2018, we have also conducted focused, proactive outreach to offer investors the opportunity to specifically discuss corporate governance, environmental, social, and executive compensation issues. Following the results of our say-on-pay vote at our 2024 Annual Meeting, and as part of our off-season stockholder engagement efforts, we reached out to 23 stockholders representing over 60% of our outstanding common stock at the time of our outreach, expressly requesting to discuss executive compensation matters (along with any other topics that were top of mind for our stockholders) and held discussions with 11 stockholders, representing approximately 37% of our outstanding common stock. Our engagement efforts were overseen by our Board Chair and our Compensation Committee Chair, who participated in discussions with stockholders representing almost 20% of our outstanding common stock. In addition, our Chief Human Resources Officer, who oversees management's recommendations on our executive compensation program, participated in the vast majority of these meetings, as did our VP, Investor Relations and ESG Engagement, and senior members of our Legal department. In these discussions we receive valuable feedback, which helps inform our Board's discussions of our corporate governance practices, environmental goals, and employment and executive compensation program, policies, and practices. For more information on our outreach, see “Key Themes Discussed with Stockholders.”
The following illustrates our year-round engagement program:

Year-Round Investor Engagement

Our management team maintains regular contact with our investors, including through quarterly earnings calls, individual meetings, and other communication channels, to hear questions and feedback. In April of each year, we publish our proxy statement.

Annual Meeting	Off-Season

•We hold our Annual Meeting of Stockholders, typically in June.
•We receive and summarize feedback from our Annual Meeting.
•We identify any potential areas of concern and monitor governance trends and the needs of our business and stockholders.

•We conduct our off-season stockholder engagement outreach on our executive compensation and environmental, social and corporate governance practices.
•With feedback in mind, we review and, if deemed advisable, update our corporate governance documents, policies, and procedures and plan for the upcoming reporting season.
•We review our Impact strategy and progress. We publish our Form 10-K.

Our management team has principal responsibility for investor relations, and their efforts are overseen by our Audit Committee. Our other Committees and our Board are informed of, and if related to their areas of oversight, involved with our engagement efforts with stockholders on governance and executive compensation-related matters. We believe our multi-faceted engagement program provides our stockholders with an effective channel for two-way dialogue with both our Board and management.

2025 Engagement Program

We are continuing our stockholder engagement program under our Board’s oversight in 2025 as we strive to further enhance and deepen our relationship with our stockholders with respect to these topics and other areas of interest to our stockholders.

2025 Proxy Statement	23

Key Themes Discussed with Stockholders
The following sections highlight the key messages shared during the conversations we had as part of our stockholder outreach program and the feedback we received since our last Annual Meeting, as well as what actions we have taken or expect to take in response to this feedback.

Corporate Governance
•Etsy is a unique company and, because of that, our Board’s philosophy is that effective corporate governance should not be a one-size-fits-all solution.
•We have an active, engaged, and diverse Board with a balance of fresh perspectives and longer-tenured directors. Our Board has continued to demonstrate its willingness to make difficult decisions, act, and protect long-term stockholder value.
•Etsy’s governance structure includes certain anti-takeover provisions. We do not maintain these provisions lightly. We regularly discuss these provisions with our stockholders, and we believe that certain of these protections are crucial to Etsy's success as a relatively young public company that has goals and impact priorities designed to be realized over the next several years. While our Board is judicious about dismantling these protections, we continue to evolve our governance strategy over time as Etsy matures as a public company. Our Board continues to monitor these sentiments and reviews our governance structure at least annually.
•     Our certificate of incorporation requires the approval of the holders of at least 66 ⅔% of the voting power of Etsy stock entitled to vote thereon to amend certain provisions of our certificate of incorporation, our bylaws, or to remove directors. This proxy statement includes a proposal to amend the certificate of incorporation to remove the supermajority voting requirements and replace them with a requirement that these actions must be approved by the holders of at least a majority of the voting power.

Executive Compensation
•We take stockholder feedback seriously and carefully consider the results of our annual advisory vote on named executive officer compensation. Last year, our stockholders approved our 2024 say-on-pay proposal with approximately 59% of the votes cast supporting the proposal.
•     In light of the say-on-pay vote results, we conducted extensive, focused stockholder engagement, and our Compensation Committee has made certain changes to our 2025 executive compensation program, as described in our "Compensation Discussion and Analysis."
•We grant equity awards broadly across our employee base, but we remain conscious of the costs associated with this practice. Since 2017, we have repurchased shares to at least offset dilution from our stock-based compensation. Our share repurchase program reduced our outstanding share count by over 12 million shares over the course of 2024, and our Board approved the authorization of a new $1 billion share repurchase program towards the end of 2024.
•     For 2025, we adjusted the mix of long-term compensation for our employees below the vice president level, introducing long-term cash awards in an effort to better balance our goals of retaining our employees and aligning their interests with those of our stockholders, with managing our stock-based compensation expense and shares available for issuance under our 2024 Equity Incentive Plan.
•Our Compensation Committee remains focused on aligning executive compensation with performance, retention, and long-term stockholder value creation when making compensation decisions for our executive officers.

Impact
•We have developed an Impact strategy and goals that reflect the positive impact we want to have on the world while advancing and complementing our business strategy.
•In response to stockholder feedback, we continue to publish Etsy's consolidated EEO-1 report on our Investor Relations website.
•We report on our Impact strategy and goals as part of our Form 10-K at pages 20-39, which includes reporting on our environmental goals (including net zero, sustainable operations, and marketplace sustainability), our efforts to ensure equal access to opportunity, and our governance, as well as the four levers we utilize to drive toward our Impact goals: business integration; marketplace integration; public policy; and values-aligned investment.

24	Etsy

Board Structure
Board Leadership Structure
Our Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time and supports effective risk oversight. Fred Wilson has served as our non-executive Chair since May 2017, providing independent leadership and enabling Josh Silverman, our CEO, to concentrate on Etsy’s business operations.
We believe that separating the positions of Chair and CEO helps ensure a greater role for the independent directors in the oversight of Etsy and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to separate or combine the roles of the CEO and Chair when and if it believes it is advisable and in the best interest of Etsy stockholders to do so. Our Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
Director Independence
Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our CEO. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.
Our Board also has determined that each member of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Oversight Committee is independent and that each Audit Committee and Compensation Committee member meets the heightened Nasdaq and SEC independence requirements applicable to each such Committee.
Board Composition
Etsy’s mission to “Keep Commerce Human” requires us to serve a community of buyers and sellers that is extraordinarily diverse. As a result, we have long valued diversity of all types on our Board. Our directors have a breadth of experience across industries and disciplines and a range of tenures, as well as a broad variety of backgrounds, including differences of viewpoint, age, skill, gender, race, ethnicity, and disability status.
Identifying and Evaluating Nominees
Pursuant to Policies and Procedures for Director Candidates, when searching for new directors, our Nominating and Corporate Governance Committee makes reasonable efforts to seek out qualified diverse candidates for the pool from which Board nominees are chosen, and to include in the initial list of candidates at least two qualified candidates with diversity of race, ethnicity, or gender. When identifying and evaluating director nominees, including current members of our Board who are eligible for re-election, our Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on our Board and may consider the following:
•the current size and composition of our Board and the needs of our Board and our Committees;
•high integrity and adherence to Etsy values;
•qualities such as character, judgment, independence, relationships, experience, length of service, and the like;
•commitment to enhancing long-term stockholder value;
•diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, ethnicity, and other individual characteristics;
•financial literacy or financial expertise or other requirements as may be required by applicable rules;
•sufficiency of time to carry out their Board and Committee duties;
•the range of expertise and experience of our Board, including at the policy-making level, in business, government, technology, or other areas relevant to our business; and
•other factors, including conflicts of interest or competitive issues.
Our Board makes all director selection decisions based on legitimate business criteria and does not discriminate on the basis of any legally protected characteristic.

2025 Proxy Statement	25

Additionally, we maintain an overboarding policy which provides that no director may serve on more than four public company boards, and directors who serve as executive officers or in equivalent positions at public companies may not serve on more than two public company boards, inclusive of their service on Etsy's board, without approval from our Board. Our Nominating and Corporate Governance Committee considers our directors' service on other public company boards as well as their other time commitments when identifying and evaluating nominees.
Since our 2024 Annual Meeting, our Board appointed David Rosenblatt as a director and a member of our Compensation Committee. At the time of Mr. Rosenblatt's appointment, our Board approved of a waiver of our overboarding policy for Mr. Rosenblatt given the expected benefit of his contributions to our Board and our focus on Board development. See “Director Nominees and Continuing Directors” at page 16 for more information.
Stockholder Recommendations
Our Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with the procedures described below. Stockholder recommendations for candidates to our Board must be received in writing within the time frame specified in our bylaws and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our Chief Legal Officer and Corporate Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.
Our Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in our Nominating and Corporate Governance Committee’s discretion, its review may include requiring the candidate to complete a questionnaire regarding his or her background, interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
For information on stockholder nominations, see "Additional Information — Stockholder Proposals and Nominations" on page 86.
Board Committees
Our Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Oversight Committee. Members of these Committees serve until their resignation or until otherwise determined by our Board. Our Committee charters, Corporate Governance Guidelines, and Code of Conduct are available on our investor relations website (investors.etsy.com) under “ESG-Governance-Governance Documents.” The composition of each Committee as of April 1, 2025 is described below.

Director		Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Oversight Committee
C. Andrew Ballard		Yes
Marla Blow		Yes
Gary S. Briggs		Yes
M. Michele Burns		Yes
Jonathan D. Klein(1)		Yes
Melissa Reiff		Yes
David Rosenblatt		Yes
Josh Silverman		No
Margaret M. Smyth		Yes
Marc Steinberg		Yes
Fred Wilson		Yes
Chair	Member	Financial Expert
(1)As previously disclosed, on February 15, 2025, Mr. Klein advised Etsy of his decision not to stand for re-election as a director.

26	Etsy

Audit Committee

Members
As described in more detail in its charter, among other responsibilities, our Audit Committee:
•Appoints and oversees our independent registered public accounting firm; evaluates its qualifications, independence, and performance; and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit services;
•Reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters, including any non-GAAP financial measures;
•Oversees our internal audit function, which reviews and reports on our business processes and controls, and the design and implementation of our products and technology and information systems; reviews and approves the proposed risk-based internal audit plan; and, as needed, meets with the Head of Internal Audit in executive session;
•Oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;
•Reviews and oversees related person transactions; and
•Oversees the management of risks associated with financial reporting, accounting, and auditing matters, taxes, investments, cash management, and foreign exchange management.
Each member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that each of Ms. Smyth and Ms. Burns qualify as audit committee financial experts, as that term is defined by SEC rules, and possess financial sophistication, as defined under the Nasdaq rules.

Margaret M. Smyth	M. Michele Burns

Marc Steinberg	Fred Wilson
2024 Meetings: 5

Compensation Committee

Members
As described in more detail in its charter, among other responsibilities, our Compensation Committee:
•Oversees and annually reviews our compensation philosophy and strategy, and reviews peer group and select compensation data as part of evaluating our compensation competitiveness;
•Establishes goals and objectives relevant to compensation for the CEO and, in consultation with the CEO, other senior officers, and evaluates the CEO's and, in consultation with the CEO, other senior officer's performance against those goals;
•Reviews and approves the form and amount of compensation to be paid to the CEO and other Executive Team members either directly or through the establishment of a sub-committee;
•Administers our incentive compensation plans, including approving the terms and conditions of awards;
•Recommends to our Board adoption of executive compensation policies;
•Oversees administration of our Stock Ownership Guidelines and clawback policy;
•Reviews and approves the form and amount of compensation to be paid to our non-employee directors;
•Oversees human capital management, including our employee talent and development programs; our recruitment, retention and attrition; and our talent planning and people and workplace related risks;
•Periodically reviews succession planning for key roles other than the CEO (for which succession planning is overseen by our Board); and
•Oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages excessive or inappropriate risk-taking.
A description of the role of the compensation consultant engaged by our Compensation Committee, scope of authority of our Compensation Committee, and the role of executive officers in determining executive compensation can be found under “Compensation Discussion and Analysis—How We Determine Executive Compensation.”

Melissa Reiff	C. Andrew Ballard

Jonathan D. Klein	David Rosenblatt
2024 Meetings: 6

2025 Proxy Statement	27

Nominating and Corporate Governance Committee

Members
As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:
•Advises our Board on corporate governance matters generally, and recommends to our Board appropriate or necessary actions to be taken by Etsy;
•Reviews the composition and size of our Board and makes recommendations to our Board;
•Recommends to our Board criteria for Board membership, including qualifications, qualities (such as differences of viewpoint, age, skill, and other individual characteristics), areas of expertise and other relevant factors;
•Makes reasonable efforts to seek out diverse director candidates for the pool from which Board nominees are chosen;
•Reviews and recommends to our Board the director nominees;
•Oversees the annual evaluation of our Board and each Committee;
•Reviews the composition of each Committee and recommends members and chairs;
•Reviews the structure and operations of our Committees;
•Reviews director orientation and continuing education offerings and makes recommendations, as needed;
•Oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning; and
•Reviews our environmental impact goals and our progress towards those goals.

Fred Wilson

M. Michele Burns
2024 Meetings: 7

Risk Oversight Committee

Members
As described in more detail in its charter, among other responsibilities, our Risk Oversight Committee assists our Board with its oversight of Etsy's management of risk exposures, as well as oversight of management's processes for effectively monitoring and mitigating risk, in the following areas:
•Technology and information security related risks, including cybersecurity risks and risks posed by artificial intelligence (“AI”) and machine learning models;
•Regulatory and compliance risks, including marketplace regulations, data protection and privacy, corporate compliance, and regulatory change management;
•Marketplace risks, including content moderation, intellectual property and anti-counterfeit programs, marketplace fraud, product safety, and financial fraud;
•Operational resilience risks, including third party and supplier risks; and
•Payment operations and payment risks.

Marla Blow	Gary S. Briggs

Margaret M. Smyth

2024 Meetings: 4

28	Etsy

Board Oversight Responsibilities
Board Meetings
Our Board met six times during 2024. Each director attended at least 75% of the total number of 2024 meetings of our Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend our Annual Meeting; however, attendance is not mandatory. All directors attended our 2024 Annual Meeting of Stockholders.
Board Oversight of Strategy
Our Board is actively engaged in overseeing our long-term strategy. Management presents our annual operating plan for Board approval each year, together with an update on the prior year’s financial results. While our Board approves our annual operating plan, our management is responsible for developing this plan and executing on our business strategy. Our Board’s oversight and management’s execution of our plan are conducted with a long-term mindset and focus on assessing operational opportunities and strategic areas of impact.
Board Oversight of Risk
While management is responsible for the day-to-day management of the material risks we face, our Board maintains ultimate responsibility for the oversight of risk. In 2024, our Board's oversight of risk was informed by updates from leadership team members responsible for management and oversight of particular risk areas, including trust and safety, enterprise cybersecurity and information security, privacy, and public policy and advocacy. Our Board is assisted with its oversight of risks through its various Committees, including the Risk Oversight Committee, which report regularly to our full Board.
We also have a Risk Steering Committee comprised of a cross-functional management team, which meets regularly to review and discuss significant risks facing our business. The work of the Risk Steering Committee meetings helps to identify risk areas to be monitored and mitigated and to inform management reporting to our Board and its Committees.
Areas of Board and Committee Oversight of Risk

FULL BOARD OF DIRECTORS

•Business Strategy	•Capital Structure	•CEO Succession Planning

Audit Committee
•Accounting & Financial Reporting
•Audit Matters
•Investments and Investment Guidelines
•Related Person Transactions
•Cash and Foreign Exchange Management, and Taxes
•ESG Disclosure in Integrated Annual Report
•Insurance Program
Nominating and Corporate Governance Committee •Corporate Governance •Conflicts of Interest •Board and Committee Composition •Director Succession Planning •Impact Progress

Compensation Committee •Executive Compensation Policies •Human Capital Management •Workplace Strategy •Management Succession Planning other than the CEO
Risk Oversight Committee
•Regulatory, Compliance, and Marketplace Policy Programs
•Data Privacy, Technology, and Information Security, including Cybersecurity and risks posed by AI
•Operational Resilience
•Payment Operations and Risks

2025 Proxy Statement	29

Additional Information Regarding Cybersecurity Risk Management
We recognize the importance of information security, cyber readiness, and data privacy protections to our business and reputation, which includes assessing, identifying, and managing material risks associated with cybersecurity threats. Our management has general responsibility for implementation of our information technology, cybersecurity, and privacy strategies and policies. Our Board and our Board Committees are actively engaged in the oversight of our cybersecurity and information security program. In 2023, our Board formed a Risk Oversight Committee to assist the Board with its oversight of Etsy’s management of risk exposures, including oversight of risks associated with Etsy’s technology and information security policies and practices, the internal controls relating to information security, and the steps taken by management to identify, monitor, and control any risk exposures. For more information, see our Form 10-K.
Board Oversight of Human Capital and Talent
Management Succession Planning
Our Board considers its oversight and involvement in key aspects of management succession planning to be critical in ensuring Etsy’s competitive success over the long-term. In this role, our Board has established a CEO succession plan, which it reviews and updates periodically. Our Compensation Committee also reviews management succession plans for senior leadership roles (other than our CEO), including an evaluation of the skills they believe are needed for each role, potential successors in the short and long term, and any external search plans. We also consider, among other factors, the competitive landscape, leadership competencies, and organizational goals, including our commitment to an inclusive workplace.
In December 2024, we announced several updates to our Executive Team. Kruti Patel Goyal returned to our Executive Team as our President and Chief Growth Officer effective January 1, 2025, after serving as Depop's Chief Executive Officer since September 2022 and as our Chief Product Officer from October 2019 to July 2022. Lanny Baker joined Etsy as Chief Financial Officer, effective January 1, 2025, succeeding Rachel Glaser, who announced her decision to retire in July 2024. Raina Moskowitz, our former Chief Operating and Marketing Officer, resigned to pursue a role outside of Etsy, and Brad Minor, who previously served as our Chief Brand Officer, assumed the role of Chief Marketing Officer effective January 3, 2025. Rachana Kumar ceased serving as our Chief Technology Officer effective December 31, 2024.
On March 27, 2025, we announced the appointments of Rafe Colburn as our Chief Technology Officer and Peter Semple as interim Chief Executive Officer of Depop, in each case effective May 5, 2025. Semple currently serves as Chief Marketing Officer of Depop and has been with the brand since 2019. Ms. Patel Goyal will transition fully to the role of President and Chief Growth Officer at Etsy as of that date, and Semple will lead Depop on an interim basis until the company identifies its next leader.
We remain proud that our Etsy management team today reflects a combination of those who have been with our company for five years or more – some elevated through thoughtful talent development and succession planning – and world-class talent attracted to our track record of success and long-term growth potential. Our Compensation Committee and our Board have overseen our leadership development and management succession planning. In addition, our Compensation Committee receives an annual update on talent management and compensation strategies across Etsy. We believe these strategies enhance our ability to engage and retain employees, serve our buyer and seller communities, and care for our workforce both personally and professionally.
Board Oversight of Impact Strategy
Etsy's full Board has overall responsibility for oversight of risk management at Etsy, including management of climate risk. Additionally, our Nominating and Corporate Governance Committee Charter provides that the Committee has responsibility for periodic review of our Impact goals and our progress toward those goals. We typically report on our progress toward our Impact goals to our Nominating and Corporate Governance Committee or the full Board two times a year. In addition, our Audit Committee oversees the disclosures in our Form 10-K, which includes our Impact disclosures, and our Compensation Committee oversees our talent and employee development programs. For more information on our Impact strategy, goals and progress, see our Form 10-K at pages 20-39.

30	Etsy

Board Oversight of Responsible Advocacy
Etsy engages in advocacy on policy issues that are aligned with our marketplaces, sellers, employees, and other stakeholders’ interests. This engagement is overseen and driven primarily through our Public Policy and Advocacy team. In these activities, we seek to protect and advance Etsy’s interests, competitiveness, reputation, and goals and shape public policy issues that impact Etsy and our various constituencies.
•Political Contributions. Etsy does not maintain a political action committee or make contributions in money, employee time, goods, or services to political parties or candidates, and we are committed to meaningful oversight of Etsy’s engagement with government officials.
•Lobbying. Etsy’s Public Policy and Advocacy team is committed to advancing common sense public policies that benefit our communities and business. We seek to build trust in our marketplaces and support our buyers and small business sellers by advocating for such policies as government investment in internet infrastructure, enhanced leave and caregiving policies, balanced product liability rules, common sense regulation of online commerce, and the use of our technology and marketplaces by communities that have been economically disadvantaged. All Etsy lobbying activities, including by third parties on behalf of Etsy, require the prior approval of the Global Head of Public Policy and Advocacy and must comply with applicable law and Etsy’s Business Conduct Guidelines.
Etsy files quarterly and other required Lobbying Disclosure Act reports detailing our U.S. federal lobbying activities and expenditures with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives. Etsy also files disclosure reports detailing our lobbying activities and expenditures with U.S. state and municipal governments, where required, and with the European Union Transparency Register.
•Trade Associations and Coalitions. Etsy joins trade and industry associations that add value to Etsy, our marketplaces, stockholders and employees. These groups often have many members from a wide variety of industries, and advocate on broadly applicable public policy and industry issues. Although we work to make our voice heard within these groups, there may be occasions where our views on an issue differ from those of a particular association. We perform comprehensive due diligence on our trade associations and coalitions designed to confirm they are reputable and have no history of malfeasance.
Our Board, as part of its general oversight function, periodically receives reports from senior management regarding Etsy’s advocacy strategy and agenda. Our senior management monitors and coordinates Etsy’s public policy and advocacy efforts, as well as any lobbying activities.
Board and Committee Self-Assessments
In 2024, our Board, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Oversight Committee conducted self-assessments intended to foster effective Board and Committee performance and identify opportunities for improvement. As the first step in the self-assessment, directors participated in a discussion with outside counsel, who asked them to consider various topics related to Board and Committee composition (including diversity of skills, experiences, talents, and backgrounds), structure, effectiveness (including with respect to Committee policies and procedures), responsibilities, and processes as well as satisfaction with the schedule, agendas, materials, and discussion topics. The results of the assessments were summarized and discussed by our Board in executive session, with a view toward addressing any opportunities for change. Results requiring additional consideration may be addressed at subsequent Board and Committee meetings, where appropriate.

2025 Proxy Statement	31

Compensation Committee Interlocks and Insider Participation
During 2024, C. Andrew Ballard, Jonathan Klein, and Melissa Reiff served on our Compensation Committee. No member of our Compensation Committee had served as one of our officers or employees at the time that they were a member of our Compensation Committee. No member of our Compensation Committee had or has any relationships with us that are required to be disclosed under SEC rules. During 2024, none of our executive officers served as a member of the board or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.
Communications with our Board
Stockholders or other interested parties may contact our Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our Chief Legal Officer and Corporate Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to our Board and, if appropriate, will forward such communications to the appropriate member(s) of our Board or, if none is specified, to our Board Chair. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.
Director Compensation
Compensation Program for Non-Employee Directors
Our non-employee directors play a critical role in guiding our strategic direction and overseeing management. Our Compensation Committee reviews pay levels for non-employee directors at least annually, informed by feedback from Compensia, Inc., a national compensation consulting firm (“Compensia”) which prepares a comprehensive assessment of our compensation program for non-employee directors. That assessment includes reviewing director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance practices.
Pursuant to our Amended and Restated Compensation Program for Non-Employee Directors, non-employee directors receive an annual retainer for their service as directors and additional retainer amounts depending on their committee service, as described below, both paid in equity. Directors who are also employees of Etsy do not receive any additional compensation for their service as directors. Non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
In early 2024, Compensia conducted its annual review of our compensation program for non-employee directors relative to our peer group. Based on market data from Compensia, our Compensation Committee recommended no changes to our compensation program for non-employee directors.

32	Etsy

Our non-employee director compensation program for 2024 is more fully described below:

Annual Value of Payments ($)
Annual Board Retainer	300,000
Additional Retainers
Board Chair	100,000
Audit Committee Chair	24,000
Audit Committee Member	10,000
Compensation Committee Chair	20,000
Compensation Committee Member	8,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	5,000
Risk Oversight Committee Chair	20,000
Risk Oversight Committee Member	8,000
Member of any other Committee constituted by our Board	40,000 unless otherwise determined by our Board or Compensation Committee
On the date of our 2024 Annual Meeting, each continuing non-employee director received an equity award with an aggregate fair value at the time of grant equal to the annual board retainer plus the amount of applicable additional retainers in the form of restricted stock units ("RSUs"), other than our Board Chair, who received stock options to accommodate Hart-Scott-Rodino Act considerations. Each new non-employee director who joins our Board after the date of our Annual Meeting is entitled to receive an equity award in the form of RSUs with an aggregate fair value at the time of grant equal to the amount of the annual board retainer, plus the amount of any applicable additional retainers, on the first business day of the month following the month in which his or her appointment to our Board became effective (or if such date was not a trading day, the first succeeding trading day). If the new director is appointed to our Board on a date after the date of our Annual Meeting, their equity award will be prorated based on the number of whole months that the director serves on our Board before our next Annual Meeting. These equity awards will vest in full on the date of the next Annual Meeting if the director has served continuously as a member of our Board during the vesting period and, if earlier, will vest in full in the event we are subject to a change in control, or upon the director’s death.
Additionally, if a director becomes our Board Chair, or a member or Chair of a Committee, after the date of our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors), then the director will be entitled to receive a “catch-up retainer.” The catch-up retainer is an additional cash amount equal to the excess of the director’s additional retainers for the prior and new roles over the additional retainers that were actually paid to the director as of the date of our Annual Meeting. This additional amount will be prorated based on the number of whole months that the director served in each additional role during the period from our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors) until our next Annual Meeting. The amount of any catch-up retainer attributable to any additional retainers (other than any additional retainer for our Board Chair) will be paid in cash on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board until the next Annual Meeting.
If a director is eligible to receive a catch-up retainer attributable to an additional retainer for our Board Chair, the director will be paid in the form of equity, with a fair value on the date of grant equal to the additional retainer amount. The award will be granted on the first business day of the month following the month in which the director becomes our Board Chair (or, if that day is not a trading day, on the following trading day). The award will vest in full on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board during the vesting period, and, if earlier, will vest in full in the event that we are subject to a change in control or upon the director’s death.
We also adopted Stock Ownership Guidelines in 2022 that require non-employee members of our Board to own a minimum number of shares of our common stock equivalent to the lesser of $150,000 or 1,500 shares. Our non-employee directors have until December 31, 2027 to comply with these guidelines, other than Mr. Steinberg, who has until December 31, 2029 to comply and Mr. Rosenblatt, who has until December 31, 2030 to comply (in each case, based on the date on which they were appointed to our Board).
The following table discloses compensation received by our non-employee directors who served during 2024 pursuant to our non-employee director compensation program. Mr. Rosenblatt was appointed to our Board and our Compensation Committee effective March 10, 2025 and did not receive any compensation for 2024.

2025 Proxy Statement	33

Director Compensation Table

Director	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total Compensation ($)
C. Andrew Ballard	5,000	293,363	—	298,363
Marla Blow	10,000	304,790	—	314,790
Gary S. Briggs	4,000	293,363	—	297,363
M. Michele Burns	5,000	299,978	—	304,978
Jonathan D. Klein		293,363	—	293,363
Melissa Reiff		304,790	—	304,790
Margaret M. Smyth		308,578	—	308,578
Marc Steinberg		369,365	—	369,365
Fred Wilson	5,000	—	419,973	424,973
(1)Reflects prorated catch-up retainers for service on additional committees created after the date of our 2024 Annual Meeting to Ms. Blow as the Chair of our Risk Oversight Committee, Mr. Briggs as a member of our Risk Oversight Committee, and Mr. Ballard, Ms. Burns, and Mr. Wilson, who served as members of an ad hoc committee constituted by our Board.
(2)The value disclosed is the aggregate grant date fair value of 4,878 RSUs granted to Mr. Ballard; 5,068 RSUs granted to Ms. Blow; 4,878 RSUs granted to Mr. Briggs; 4,988 RSUs granted to Ms. Burns; 4,878 RSUs granted to Mr. Klein; 5,068 RSUs granted to Ms. Reiff; 5,131 RSUs granted to Ms. Smyth, and 5,971 RSUs granted to Mr. Steinberg (consisting of 1,062 RSUs granted upon joining our Board in February 2024, which vested in full on the date of our 2024 Annual Meeting, and 4,909 RSUs granted in June 2024 as an annual retainer), computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is based on the closing market price of our common stock on Nasdaq on the grant date, which was $60.14. The number of RSUs granted is calculated by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.
(3)The value disclosed is the grant date fair value of an option to purchase 12,544 shares granted to Mr. Wilson, computed in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model with the following assumptions: expected volatility of 61.8%, risk free interest rate of 4.2%, and expected term of 4.9 years.
(4)As of December 31, 2024, the aggregate number of stock options and unvested RSUs held by each non-employee director listed in the table above was as follows:

	Unvested RSUs (#)	Stock Options (#)(1)
C. Andrew Ballard	4,878	689
Marla Blow	5,068	420
Gary S. Briggs	4,878	18,869
M. Michele Burns	4,988	30,244
Jonathan D. Klein	4,878	23,578
Melissa Reiff	5,068	16,184
Margaret M. Smyth	5,131	58,257
Marc Steinberg	4,909	—
Fred Wilson	—	32,502
(1)All stock options are vested in full, except for options to purchases 12,544 shares held by Mr. Wilson, which will vest on the date of our 2025 Annual Meeting.
Changes for 2025
In early 2025, Compensia conducted its annual review of our compensation program for non-employee directors relative to our peer group. Based on market data provided by Compensia, our Compensation Committee approved a change to the pay mix to align with the majority of peer company practice. For 2025, non-employee directors will receive an annual board retainer of $300,000 of which $250,000 is payable in the form of RSUs issued on the date of the upcoming Annual Meeting, which will vest in full on the earliest of the date of the next Annual Meeting, the date on which we are subject to a change in control, or the director's death, and of which $50,000 will be paid in cash on or about the date of the 2026 Annual Meeting, in each case subject to the director's continued service as of such date. Our Board Chair will continue to receive payment of all board retainers in stock options.

34	Etsy

Executive Officers
Below is information regarding each of our current Executive Team members. Our Executive Team serves at the discretion of our Board. There are no family relationships among any of our directors or Executive Team members.

Professional Experience
•Chief Executive Officer of Etsy since May 2017, and President from May 2017 to December 2024
•Senior Operating Advisor at Hellman & Friedman, a private equity investment firm, in 2017
•Executive in Residence at Greylock Partners, a venture capital firm, in 2016
•President of Consumer Products and Services at American Express Company, from 2011 to 2015
Prior to that: Mr. Silverman was the Chief Executive Officer of Skype from 2008 to 2010; Chief Executive Officer of Shopping.com, an eBay company, from 2006 to 2008; and, prior to that, served in various executive roles at eBay. Mr. Silverman was also co-founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001.
Other Information
Mr. Silverman serves on the board of Etsy and Shake Shack Inc., where he is a member of Shake Shack's audit committee and its nominating and corporate governance committee.

Josh Silverman Chief Executive Officer since 2017 Age: 56

Professional Experience
•President and Chief Growth Officer of Etsy since January 2025 and Chief Executive Officer of our Depop subsidiary since September 2022
•Chief Product Officer of Etsy from October 2019 to July 2022
Prior to that: Ms. Patel Goyal held several senior leadership roles at Etsy, including Senior Vice President, Product, General Manager of Seller Services, leading our Business & Corporate Development function, leading our International team, and leading our Marketplace Integrity and Trust & Safety teams. Before joining Etsy in 2011, Ms. Patel Goyal worked in strategy and business development at Viacom, focused on digital media growth, and at (RED), a global marketing company that raises funds to fight AIDS in Africa.

Kruti Patel Goyal President and Chief Growth Officer since 2025 Age: 48

Professional Experience
•Chief Financial Officer of Etsy since January 2025
•Chief Financial Officer of Eventbrite, Inc., an online marketplace for live experiences, from September 2019 to November 2024, and also serving as Chief Operating Officer of Eventbrite, Inc. from August 2024 to December 2024
•Chief Financial Officer of Yelp Inc., a technology platform for local business reviews, from May 2016 to August 2019
•Chief Executive Officer and President of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 to March 2016, and Executive Vice President and Chief Financial Officer of ZipRealty from December 2008 to September 2010
Prior to that: Mr. Baker began his career as a highly respected equity research analyst in the internet and e-commerce sectors at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup). Mr. Baker has served as a member of the Board of Directors of multiple internet companies, including Leaf Group, XO Group, Inc., and HomeAway, Inc.

Lanny Baker Chief Financial Officer since 2025 Age: 58

2025 Proxy Statement	35

Professional Experience
•Chief Technology & Product Officer at Depop since March 2023
•Chief Product Officer at Depop from November 2021 through March 2023
•Vice President of Engineering at Etsy from October 2019 through November 2021
Prior to that: Mr. Colburn served as a Vice President of Engineering at Etsy and as Principal Engineer at IDology, an identity verification company, and worked as a consultant at a number of firms building custom applications. He has authored numerous articles, papers, and books on web development.

Rafe Colburn Chief Technology Officer effective May 5, 2025 Age: 53

Professional Experience
•Chief Product Officer of Etsy since July 2022
•Vice President, Product of Etsy from March 2018 to July 2022
•Senior Director, Product of Etsy from 2016 to March 2018
Prior to that: Mr. Daniel held several roles within the Product Management team at Etsy, including Director, Product from 2015 to 2016, Group Product Manager from 2014 to 2015, and Senior Product Manager in 2014.

Nicholas Daniel Chief Product Officer since 2022 Age: 43

Professional Experience
•Chief Marketing Officer of Etsy since January 2025
•Vice President, Chief Brand Officer of Etsy from July 2024 to January 2025
•Global Head of Brand Marketing and Communications at Etsy from April 2022 to July 2024
•Global Head of Brand Marketing and Creative at HubSpot, Inc., a software company, from March 2021 to April 2022
•Senior Vice President, Brand Marketing and Communications at SiriusXM Holdings Inc., a satellite and online radio company, from 2018 to 2021
Prior to that: Mr. Minor served as Managing Director, Brand, Advertising & Media at JPMorgan Chase & Co., and Vice President, Global Brand, Partnerships & Communications at American Express Company.

Brad Minor Chief Marketing Officer since 2025 Age: 46

36	Etsy

Professional Experience
•Chief Legal Officer and Corporate Secretary of Etsy since February 2023
•Of Counsel to Latham & Watkins LLP from August 2022 to February 2023
•Leader-in-Residence at Columbia Law and Business Schools’ Reuben Mark Initiative for Organizational Character and Leadership, from February 2020 to February 2023
•General Counsel of Facebook, Inc. (now Meta Platforms, Inc.) from 2013 to September 2019
Prior to that: earlier in his career, Mr. Stretch was a law clerk to Justice Stephen G. Breyer on the U.S. Supreme Court and to Judge Laurence H. Silberman on the U.S. Court of Appeals for the District of Columbia Circuit, and he was in the Honors Program in the Antitrust Division of the U.S. Department of Justice.

Colin Stretch Chief Legal Officer and Corporate Secretary since 2023 Age: 56

Professional Experience
•Chief Human Resources Officer of Etsy since January 2024
•Vice President, People & Talent Strategy of Etsy from February 2020 to December 2023
•Senior Vice President, People and Talent of The Muse from 2017 to February 2020, and Vice President, People and Talent of The Muse from 2016 to 2017
Prior to that: Ms. Thompson held several roles with increasing responsibility at Conde Nast from 2011 to 2016, most recently serving as Executive Director, Human Resources.

Toni Thompson Chief Human Resources Officer since 2024 Age: 42

2025 Proxy Statement	37

Proposal 2
Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act and related SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as the “say-on-pay” vote, provides our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement. Etsy currently holds a say-on-pay vote annually, which is consistent with the results of the most recent vote held on the frequency of our say-on-pay votes at our 2024 Annual Meeting. We ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2025 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.”
This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will not have any effect on the outcome.
As an advisory vote, the result will not be binding on our Board or our Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives, and program. Our Board and our Compensation Committee value the opinions of our stockholders and expect to consider the outcome of the vote when evaluating our executive compensation program and making future executive compensation decisions.

Our Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of our named executive officer compensation, as discussed in this proxy statement.

38	Etsy

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide our stockholders with an understanding of our compensation philosophy, objectives, and practices; our compensation-setting process; our executive compensation program components; and the decisions made with respect to the 2024 compensation of our named executive officers (our “NEOs”). For fiscal year 2024, our NEOs were the following five individuals:
•Josh Silverman, our Chief Executive Officer;
•Rachel Glaser, our former Chief Financial Officer;
•Rachana Kumar, our former Chief Technology Officer;
•Raina Moskowitz, our former Chief Operating and Marketing Officer; and
•Colin Stretch, our Chief Legal Officer and Corporate Secretary.
Executive Summary
Leadership Transitions
As previously disclosed, in December 2024, we announced certain changes to our Executive Team, which included the appointment of Charles "Lanny" Baker as Etsy's Chief Financial Officer, effective January 1, 2025, following Ms. Glaser's previously announced decision to retire. We also announced Ms. Moskowitz's decision to pursue a role outside of Etsy and agreement to remain with Etsy through January 3, 2025 and Ms. Kumar ceasing to serve in her role effective December 31, 2024.
In addition, we announced that Kruti Patel Goyal, the Chief Executive Officer of our Depop subsidiary, was appointed as Etsy's President and Chief Growth Officer, effective January 1, 2025, and that Brad Minor was appointed as Etsy’s Chief Marketing Officer, effective January 3, 2025. In addition, on March 27, 2025, we announced that Rafe Colburn was appointed as our Chief Technology Officer, that Peter Semple was appointed interim Chief Executive Officer of Depop, and that Ms. Patel Goyal will transition fully to the role of President and Chief Growth Officer effective May 5, 2025.2
These changes are meant to strengthen Etsy’s ability to further improve the shopping experience, deepen customer engagement, build brand trust and loyalty, and reignite growth. We continue working with urgency to increase buyer engagement, drive more sales, and return to GMS growth. In a world of automation and generic, commoditized goods, we have conviction in our brand, Etsy's millions of sellers, and our strong team.
2024 Etsy Performance
Our 2024 top line performance was disappointing, yet Etsy has navigated challenging times by investing in our long-term growth potential. We remain focused on our mission to "Keep Commerce Human" - perhaps even more so - as the world continues to undergo tremendous macroeconomic, geopolitical, and technological change.
2    Mr. Baker, Ms. Patel Goyal, Mr. Colburn, and Mr. Minor are not NEOs for the purpose of our 2024 Compensation Discussion & Analysis.

2025 Proxy Statement	39

2024 Performance Highlights

Despite significant GMS headwinds in 2024, we delivered year-over-year revenue growth and strong profitability. We made foundational improvements in the Etsy marketplace, particularly in quality, reliability, and our app discovery experience, designed to continue to differentiate Etsy and drive purchase frequency and consideration.
•Our sellers generated $12.6 billion of GMS. Of this, Etsy marketplace GMS was $10.9 billion or 86.4% of the total GMS, and the Reverb and Depop marketplaces generated approximately $917.9 million (7.3% of the total) and $788.9 million (6.3% of the total) of GMS, respectively. We anticipate that the Etsy marketplace will continue to be the primary driver of our overall financial performance for the foreseeable future.
•Revenue increased 2.2% year-over-year to a total of $2.8 billion, up from $2.7 billion in 2023, driven by growth in both services and marketplace revenue.
•Net income decreased 1.4% to $303.3 million from $307.6 million in 2023. Net income margin was 10.8%, compared to 11.2% in 2023.
•Adjusted EBITDA was $781.5 million, a 3.6% increase over the prior year, with Adjusted EBITDA margin of 27.8%.

2024 Executive Compensation Highlights
Pay for Performance
Our executive compensation strategy is to provide a transparent and thoughtful “pay for performance” program. We generally target a compensation mix for our executive officers that is weighted heavily toward variable, or “at risk,” compensation, including short-term cash incentives and long-term equity incentive compensation opportunities to align the compensation of our executive officers with our performance and the interests of our stockholders. Within this framework, individual compensation decisions are determined after considering the factors described below under “Factors Considered When Determining Executive Compensation.”
The target annual pay mix for our CEO and other NEOs, shown below as of the time that compensation was approved in early 2024, reflects our pay for performance philosophy:
CEO
Other NEOs (on average)
As reflected above, we believe that this design provides balanced incentives for our NEOs to drive financial performance and long-term growth and for our NEOs' interests to be aligned with the interests of our long-term stockholders.
Say-on-Pay Results and Stockholder Engagement
We have a robust stockholder engagement program designed to seek feedback from Etsy investors to better understand their views on our executive compensation program and corporate governance practices. At our 2024 Annual Meeting, our advisory vote on executive compensation (our say-on-pay vote) received support from approximately 59% of the votes cast. In light of the say-on-pay vote results, our Board and our Compensation Committee believed it was important to conduct even more extensive stockholder engagement specifically focused on executive compensation.
Following the results of our say-on-pay vote at our 2024 Annual Meeting, we reached out to 23 stockholders representing over 60% of our outstanding shares of common stock at the time of our outreach, expressly requesting to discuss executive compensation matters (along with any other topics that were top of mind for our stockholders) and held discussions with 11 stockholders, representing approximately 37% of our outstanding common stock. Our engagement efforts were overseen by our Board Chair and our Compensation Committee Chair, who participated in discussions with stockholders holding almost 20% of our outstanding common stock. In addition, our Chief Human Resources Officer, who oversees management's recommendations on our executive

40	Etsy

compensation program, participated in the vast majority of these meetings, as well as our VP, Investor Relations and ESG Engagement, and senior members of our Legal department. We also proactively requested meetings with and met with two proxy advisory services firms, Institutional Shareholder Services and Glass Lewis, to gain their perspectives on our executive compensation program, outreach, and response.
In the course of these meetings, we spoke with both stockholders who supported and stockholders who voted against our 2024 say-on-pay vote. This enabled us to gather a wide range of perspectives on our executive compensation program. We learned that the majority of our top stockholders were supportive of our compensation program. Additionally, the majority of our top stockholders were generally supportive of the management team and the progress that Etsy has made since Josh Silverman was appointed as CEO in 2017.
Topics raised by multiple stockholders during the engagement process, together with our Compensation Committee's response and perspective, are outlined in the following table:

What We Heard	Our Response and Perspective

•Many investors cited company performance in their rationale for voting against our 2024 say-on-pay vote
•Our stockholders are generally positive about the inclusion of PSUs in our equity compensation program design.
•While some stockholders noted their appreciation for recent changes to increase the duration of the performance period, some stockholders also expressed a preference for a three-year performance period for our PSU financial metrics.
•Some stockholders requested more differentiation between the metrics used in our annual cash incentive program and for our PSUs.
•Some stockholders preferred that we enhance our disclosure on our long-term incentive goals.

•Our executive compensation program continues to align pay and performance. A significant portion of our NEOs' compensation is "at risk" or “variable” compensation. We continue to have rigorous goals in our short- and long-term incentive programs, and payouts are consistent with our performance against those goals. In addition, realized compensation is heavily dependent on the performance of Etsy's stock price. When our stock price declines, realized pay diminishes. For more information, see the comparison in the section "Pay Versus Performance."
•We continue to include PSUs in the mix of equity awards granted to Mr. Silverman and our other executive officers. We believe our NEOs' mix of RSUs and PSUs balances alignment of pay for performance and stockholder interests with retention of our Executive Team as we work to execute on foundational improvements to the Etsy marketplace.
•     Our 2024 PSU grants were approved before our 2024 meeting and the results of our say-on-pay vote and continued to use a two-year performance period for metrics other than relative TSR. For our 2025 PSU grants, our Compensation Committee extended the performance period for all remaining metrics from two years to three years, as described on page 51.
•     Similarly, our 2024 annual cash incentive program and PSU metrics were approved before our 2024 meeting and the results of our say-on-pay vote. For 2025, our Compensation Committee approved a change to one of the metrics used in our 2025 annual cash incentive program to differentiate a metric between our short- and long-term incentive programs, as described on page 48.
•We historically have disclosed threshold, target, and stretch performance goals, as well as the actual performance and corresponding payouts, on completion of the performance periods. We will continue to disclose these goals upon completion of the performance periods for competitive reasons. Additionally, we have enhanced our disclosure to more explicitly speak to why we believe it is in the best interests of Etsy and its stockholders to not disclose goals until after the end of the performance period on page 48.

Our Compensation Committee was informed of the stockholder feedback throughout our outreach process, and we considered the feedback when designing our 2025 executive compensation program, which was approved by our Compensation Committee.

2025 Proxy Statement	41

Changes for 2025
As described above, our 2025 executive compensation program includes a three-year performance period for all metrics used in our 2025 PSU grants and a change to one of the metrics used in our 2025 annual cash incentive program. We are also including enhanced disclosure regarding the rationale for including disclosure of goals only after the end of performance periods. In addition, our executive compensation program continues to align pay and performance, particularly given the significant portion of our NEOs' compensation that is "at risk" or "variable" compensation. The following chart highlights these changes:

2024 Compensation Program		2025 Compensation Program
Annual Cash Incentives
Service, GMS, revenue, Adjusted EBITDA margin, and individual goals	Updated the metrics used in our annual cash incentive program	Service, GMS, take-rate, Adjusted EBITDA margin, and individual goals
Long-Term Equity Incentive Program
Two-year performance period for GMS, revenue and Adjusted EBITDA margin performance metrics; three-year performance period for rTSR metric	Updated the performance period; commitment to continue disclosing performance goals for each award once the performance period is completed	Three-year performance period for all metrics
Our Board and our Compensation Committee value the opinions of our stockholders, and we intend to continue to solicit and consider feedback obtained through our stockholder engagement program, as well as consider the voting outcome of future say-on-pay proposals. Furthermore, when making compensation decisions for our executive officers, our Board and our Compensation Committee remain focused on aligning compensation with performance and retention.
For a broader view of our year-round stockholder engagement program, see “Corporate Governance — Stockholder Engagement.”
Overview of our 2024 Executive Compensation Design
Elements of Annual Compensation
A summary of the key elements of our 2024 executive compensation program is set forth below(1):

Element	Type	Primary Objective	Value Realized On Achievement Of
Base salary	Fixed	Attract and retain	Service
Annual cash incentives	Variable	Short-term company and individual performance	Service, GMS, revenue, Adjusted EBITDA margin, and individual goals (includes Impact goals)
Long-term incentives	Variable	Stockholder alignment, retention, and long-term value creation	Service and, for PSUs, GMS, revenue, Adjusted EBITDA margin, and relative TSR
(1)In addition, our executive officers participate in the standard health and wellness benefits, employee benefit plans and programs, our 401(k) plan (with employer matching contributions), and training and coaching available to our other employees, and are eligible for severance payments and benefits, as discussed in more detail below.

42	Etsy

Key Features of our Executive Compensation Program

What We Do	What We Don’t Do

We maintain an independent Compensation Committee	We do not contractually guarantee annual base salary increases to our Executive Team

Our Compensation Committee retains an independent compensation advisor who performs no other services for us	We do not offer defined benefit retirement programs or excessive perquisites

Our Compensation Committee conducts an annual executive compensation review, including a review of our compensation peer group, and a compensation-related risk assessment	We do not offer change-in-control excise tax reimbursement payments or “gross-ups”

We use variable pay, including long-term equity awards, as a substantial portion of our Executive Team’s target total direct compensation opportunity	We prohibit hedging or pledging of our equity securities by our officers, employees, and directors

We have adopted Stock Ownership Guidelines designed to align our Executive Team's interests with those of our stockholders	We do not permit stock option exchanges or re-pricings without stockholder approval

Our Equity Grant Policy sets pre-established grant dates for Executive Team members' annual equity awards	We do not permit stock option backdating

Our Executive Team is employed “at will”	We do not encourage unreasonable risk taking

Our annual cash incentive program includes individual Impact goals	Our Executive Team is not entitled to single-trigger change-in-control equity acceleration

We maintain a clawback policy consistent with SEC rules and Nasdaq listing standards

2025 Proxy Statement	43

Executive Compensation Philosophy and Objectives
We Pay for Performance
Our executive compensation philosophy is to design our compensation programs to be thoughtful and transparent, with a strong focus on pay for performance. Compensation for our executive officers is weighted heavily toward “at risk” compensation to align with our stockholders' interests. Our compensation program includes short-term cash incentives, which are earned based on Company and individual performance, and long-term equity incentives which are earned based on multi-year corporate objectives. Our equity incentives include RSU awards that may be settled for shares of our common stock generally upon satisfaction of time-based vesting requirements, and PSU awards, where the number of shares earned is generally determined based on our level of achievement of specified performance goals for key metrics. We maintain a 50-50 mix of RSUs-PSUs for our CEO, whose equity compensation is more heavily weighted toward company performance. We offer a 70-30 mix of RSUs-PSUs for our other NEOs, as we strive to offer an equity mix that is both motivating and retentive for executives as well as aligned with the long-term interests of our stockholders. In addition, we consider the value of these equity incentives to be "at risk" or “variable” compensation because the realized value of these incentives also depends on the performance of Etsy's stock price. When our NEOs contribute to driving the value of our stock price, they share in the increase of that price alongside our stockholders. Conversely, when our stock price is declining, our NEOs see the total value of their at risk compensation diminish.
We Pay all Employees Competitively, Fairly, and Consistently
We also strive to pay all of our employees, including our executive officers, competitively, fairly, consistently, and without bias in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:

Attract, motivate, and retain highly qualified and engaged employees who are passionate about our mission.	Foster a culture of shared success through pay for performance opportunities, including cash incentives and equity awards.	Align pay for each employee’s position with the responsibilities, knowledge, complexity, and impact of the role within the Company.

As part of our commitment to fair pay practices, we completed our most recent biennial third-party pay equity analysis in 2024. The purpose of this analysis is to look at pay across jobs and levels to ensure our practices are fair and consistent and that compensation is not influenced by gender, race/ethnicity, or the intersection of those dimensions.
Our 2024 pay equity analysis found no unexplained pay gaps adverse to women, employees from other marginalized genders, or non-white employees. Additionally, there were no unexplained pay gaps based on intersectionality (i.e., based on the combination of gender and race/ethnicity). We plan to continue to comprehensively audit pay equity biennially with an external consultant, and we conduct internal reviews twice a year in conjunction with performance ratings and promotion decisions.
We also grant equity awards broadly across our employee base. We may periodically refresh those awards, granting additional equity awards to employees when our Compensation Committee deems it appropriate, in light of market conditions, to replenish unvested equity for retention, to reward performance, and to keep pace with the evolving competitive market. This broad-based equity program is intended to ensure that our employees are invested in, and receive the rewards of, our future success. While we believe it is important to use equity awards to align the interests of our employees with the long-term interests of our stockholders, we remain conscious of the costs associated with, and since 2017 have repurchased shares to at least offset dilution from, our stock-based compensation. As of December 31, 2024, we had fewer shares outstanding than we did as of December 31, 2017, evidence that our stock repurchase activities have enabled us to effectively mitigate the dilution associated with employee equity.
For 2025, we adjusted the mix of long-term compensation for our employees below the vice president level, introducing long-term cash awards in lieu of a portion of their equity awards in an effort to better balance our goals of retaining our employees and aligning their interests with those of our stockholders, with managing our stock-based compensation expense and shares available under our 2024 Equity Incentive Plan.
We are Mindful of Key Objectives
Consistent with our broader compensation philosophy, the key objective of our executive compensation program is to attract, retain, and motivate a talented and broadly diverse group of employees who share our dedication to our community and commitment to our mission to “Keep Commerce Human.” We evaluate the efficacy of our compensation programs in supporting this objective on an ongoing basis, collecting feedback from our recruiting efforts as well as competitive market data. While the weight of the elements evolves in light of our business needs and market conditions, we continue to believe that competitive executive compensation packages consisting of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term incentive compensation opportunities enable us to achieve this objective and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

44	Etsy

Key Components and Design of our 2024 Executive Compensation Program
Base Salary
Base salary represents a small portion of our NEOs’ target total direct compensation, reflecting our goal to allocate a significant majority of executive compensation to the variable, performance-based elements of our NEOs' total compensation package. Although our Compensation Committee generally seeks to set base salaries at competitive levels, the actual positioning of executive officer base salaries is also based on our Compensation Committee’s assessment of the factors described below under the heading “Factors Considered When Determining Executive Compensation.”
Our Compensation Committee reviews and approves the base salary of each NEO, including the base salary of our Chief Executive Officer. Annual base salary increases for our NEOs other than Mr. Silverman were recommended by him in light of each NEO's job responsibilities and performance, as well as comparisons to our executive compensation peer group (discussed below). Following a review of Mr. Silverman's recommendations for NEOs other than himself and a competitive market data analysis prepared by Compensia, including with respect to Mr. Silverman's compensation, our Compensation Committee approved merit increases to the annual base salaries for Ms. Glaser, Ms. Kumar, and Mr. Stretch and approved an increase for Ms. Moskowitz reflecting her role expansion as Chief Operating and Marketing Officer. Mr. Silverman did not receive an increase in annual base salary in 2024. The base salaries approved in 2024 are reflected in the below table and were effective as of April 1, 2024:

Named Executive Officer	2024 Base Salary	2024 Base Salary Increase (% of 2023 Base Salary)
Josh Silverman	$660,000	—%
Rachel Glaser	$540,000	2.9%
Rachana Kumar	$475,000	3.3%
Raina Moskowitz	$500,000	5.3%
Colin Stretch	$475,000	3.3%
Annual Cash Incentive Program
Overview
Our annual cash incentive program is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual contributions to meeting those objectives. Annual cash incentive award opportunities set in early 2024 for our Executive Team were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance goals and objectives, except in the case of our CEO, whose annual cash incentive award opportunity was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance goals and objectives, reflecting his greater responsibility for our overall performance. Each Executive Team member’s annual cash incentive award was subject to a maximum payout opportunity equal to 200% of his or her target annual cash incentive award opportunity.
Target Annual Cash Incentive Opportunities
Our Compensation Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and may make adjustments after considering the factors described below in “Factors Considered When Determining Executive Compensation.” Generally, our Compensation Committee seeks to set the target annual cash incentive award opportunities of our Executive Team members so that their target total cash compensation (the sum of their annual base salaries and the target annual cash incentive award opportunities) is at a competitive level with our executive compensation peer group, but does not target a specific percentile. For more information on how our Compensation Committee considers competitive compensation data in making its decisions with respect to the executive compensation, see “Factors Considered When Determining Executive Compensation.”
Following a review by our Compensation Committee of competitive market data analysis and based on discussions with Compensia, in early 2024, our Compensation Committee approved target annual cash incentive award opportunities as a percentage of annual base salary for each NEO as follows, reflecting no change from the prior year.

2025 Proxy Statement	45

The 2024 target total cash compensation opportunity for each our NEOs was as follows:

		Cash Incentive Opportunity
Named Executive Officer	2024 Base Salary	2024 Target Opportunity (% of Base Salary)	2024 Corporate Performance Component Weight*	2024 Individual Performance Component Weight	Target Total Cash Compensation Opportunity
Josh Silverman	$660,000	120%	80%	20%	$1,452,000
Rachel Glaser	$540,000	90%	70%	30%	$1,026,000
Rachana Kumar	$475,000	80%	70%	30%	$855,000
Raina Moskowitz	$500,000	80%	70%	30%	$900,000
Colin Stretch	$475,000	70%	70%	30%	$807,500
*    As described below, the aggregate corporate performance component was achieved at 77% in 2024.
2024 Corporate Performance Objectives
In early 2024, our Compensation Committee selected consolidated GMS, revenue, and Adjusted EBITDA margin as the corporate performance objectives for our 2024 annual cash incentive program, which was consistent with prior years. Our Compensation Committee selected these metrics, which are key metrics that investors focus on when evaluating Etsy’s performance, for the following reasons:
•GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our marketplaces, and the scale of our business, and, therefore, is one of our key performance measures.
•Revenue and Adjusted EBITDA margin because it believes these measures provide a balance between top line and bottom line growth, generating revenue, and managing our expenses, thereby directly influencing the creation of long-term value for our stockholders. See “Non-GAAP Financial Measures” in this proxy statement for a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, and the calculation of Adjusted EBITDA margin.
Our Compensation Committee approved performance targets for each performance objective at levels that were designed to capture a range of performance outcomes in 2024, while being realistic and motivating for the participants in our annual cash incentive program, including our NEOs. In recommending the targets that were approved by our Compensation Committee, our Executive Team considered a variety of factors, including a four-year (2020 to 2024) compound annual growth rate comparison, as well as a range of possible scenarios. Target performance for GMS, revenue and Adjusted EBITDA margin was set at higher than 2023 actual results. If the target performance levels for these metrics were achieved, the 2024 annual cash incentive program would pay out at 100% of target, with a maximum payout level equal to 200% if stretch performance levels were achieved.

Performance Measure	Weighting	2023 Actual Performance	Threshold Performance Level (50% Payment of Financial Performance Component)	Target Performance Level (100% Payment of Financial Performance Component)	Stretch Performance Level (200% Payment of Financial Performance Component)	2024 Actual Performance	Weighted Resulting Payout %

GMS	40%	$13,161	$12,425	$13,361	$14,697	$12,587	23.5%
Revenue	30%	$2,748	$2,697	$2,900	$3,190	$2,808	23.2%
Adjusted EBITDA Margin (%)	30%	27.4%	26.3%	27.8%	29.1%	27.8%	30.7%
						Total	77%
In March 2025, our Compensation Committee determined our actual performance with respect to the performance objectives for the 2024 annual cash incentive program resulted in an aggregate corporate performance percentage of 77%, based on the achievement of GMS, revenue, and Adjusted EBITDA margin as shown in the above table.

46	Etsy

2024 Individual Performance
Early in the second quarter of 2024, our Compensation Committee reviewed and approved the CEO's goals and objectives for 2024 and reviewed and approved the 2024 goals and objectives recommended by Mr. Silverman for each other Executive Team member. These goals and objectives included Impact goals that advance and complement our business strategy. In early March 2025, our Compensation Committee also reviewed the 2024 individual performance of each NEO still serving as an executive officer against those goals and objectives. When making 2024 compensation decisions, our Compensation Committee considered the factors described under the heading "Key Factors Considered When Determining Executive Compensation," in addition to information provided by Mr. Silverman for each other NEO. Neither Ms. Glaser nor Ms. Kumar received an individual performance review for the purpose of our annual cash incentive program due to their retirement and departure, respectively. The following table summarizes select 2024 accomplishments for Mr. Silverman and Mr. Stretch, the only two NEOs who received annual cash incentive payments for 2024, other than in connection with retirement or departure arrangements.

Named Executive Officer	Select 2024 Achievements

Josh Silverman
•Under Mr. Silverman’s guidance, Etsy focused on quality, value, reliability, and consideration. Key product launches during 2024 included a reimagined Gifting experience, a new Quality score for sellers, new "Creativity Standards" for the marketplace, a beta Loyalty program to drive buyer frequency, new Discovery experiences for the Etsy App and more.
•Mr. Silverman also guided efforts to make Etsy a safer and more reliable platform, including a new onboarding fee and Trust & Safety investments, as well as deepening Etsy payments coverage. These initiatives, as well as machine learning investments in Etsy Ads, were key revenue drivers for 2024.
•Mr. Silverman also spearheaded significant changes to Etsy's marketing investments, including meaningfully higher spend in mid-funnel social channels targeted at keeping existing buyers engaged and reactivating lapsed buyers.
•Mr. Silverman focused on efficiency by making Etsy's systems, tools, and processes faster, better, and more resilient, including Etsy's usage of generative artificial intelligence (“Gen AI”) and advanced large language models. He also oversaw initiatives to develop high-performing teams in an inclusive and innovative work environment.

Colin Stretch
•Mr. Stretch led our legal, compliance, and advocacy functions in providing legal support across the business, prioritizing areas of highest impact, taking into account legal and regulatory trends in emerging risk areas.
•Mr. Stretch advanced our governance model through forming a Risk Oversight Committee and continued focus on our enterprise risk management program.
•Mr. Stretch continued to develop policy infrastructure to enable scalable and predictable enforcement.
•Mr. Stretch oversaw development of our payments compliance program to meet the requirements of our regulators and partners.

2024 Annual Cash Incentive Award Compensation Decisions
In early 2025, our Compensation Committee approved the final cash incentive award payouts based on our corporate performance and their evaluation of the individual performance goals and objectives for our NEOs, except as noted in the footnotes below. As a result, the following payments were approved for 2024:

Named Executive Officer(1)	2024 Base Salary	2024 Target Opportunity (% of Base Salary)	2024 Company Portion	2024 Individual Portion	2024 Total Earned (% of Target Opportunity)	2024 Incentive Cash Compensation
Josh Silverman	$660,000	120%	77%	100%	82%	$649,440
Rachel Glaser	$540,000	90%	77%	100%	84%	$408,240
Rachana Kumar	$475,000	80%	77%	100%	84%	$319,200
Colin Stretch	$475,000	70%	77%	100%	84%	$279,300
(1)Ms. Glaser was eligible for an annual cash incentive award payout as provided by the terms of her retirement letter agreement, and Ms. Kumar was eligible for an annual cash incentive award payout as provided by the terms of her separation agreement. Ms. Moskowitz did not receive an annual cash incentive award payout for 2024, as she left Etsy before cash incentive awards were paid. See "Compensation Discussion and Analysis — Ms. Glaser's Retirement" for a description of Ms. Glaser's retirement arrangements. See "Compensation Discussion and Analysis — Other Named Executive Officer Transitions" for a description of Ms. Kumar and Ms. Moskowitz's departure arrangements.

2025 Proxy Statement	47

Annual Cash Incentive Award Design for 2025
In response to stockholder feedback, our Compensation Committee approved changes to the metrics used to measure corporate performance for the 2025 annual cash incentive program, replacing revenue with take-rate (defined as consolidated revenue divided by consolidated GMS). Take-rate was selected as it demonstrates how effective Etsy is at capturing a fair exchange of value from fees we generate from transactions on our marketplaces and which we can then put back to work to drive overall growth. Our Compensation Committee carefully considered the value of the other metrics which overlap with our PSU metrics and determined that they were important to continue including as key drivers of Etsy's success across both the short and long term, and with the transition of PSUs to a three-year period for 2025, there is greater diversity in the time horizon between the annual cash incentive program and the long-term PSU program.
For the 2025 annual cash incentive program, GMS was retained as the largest component of the 2025 annual cash incentive program, as well as a metric in the 2025 PSU awards, as it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our marketplaces, and the scale of our business, and, therefore, is one of our key performance measures. Adjusted EBITDA margin was approved as the final metric for the 2025 annual cash incentive program, which is a reflection of our profitability from operations. The threshold, target, and stretch performance targets for our 2025 annual cash incentive program, the achievement of those targets, and the resulting payouts will be disclosed in our 2026 proxy statement.
Long-Term Incentive Awards
Overview
We view long-term equity incentive compensation as a critical element of our executive compensation program. We provide long-term equity incentive compensation opportunities to help align the interests of our executive officers, including our NEOs, with the interests of our long-term stockholders. We believe that equity awards encourage long-term focus and decision-making that is consistent with our mission and strategic goals.
Our NEOs generally receive annual equity awards. In addition, typically, we grant equity awards to newly-hired executive officers, in connection with promotions, as a reward for superior performance, and/or for retention purposes. Generally, when determining the type and size of an award, our Compensation Committee seeks to be competitive with the companies in our executive compensation peer group, but our Compensation Committee did not target a specific percentile of our peer group in 2024.
We continue to provide a mix of PSUs and RSUs as long-term incentives for our NEOs. In 2024:
•Our CEO received a mix of PSUs (50%) and RSUs (50%).
•Our other NEOs received a mix of RSUs (70%) and PSUs (30%).
PSUs granted to the NEOs in 2024 are earned based on continued service and performance with respect to four equally-weighted metrics selected by our Compensation Committee, described below:

Performance Metric	What it Measures
GMS (25%)	The dollar value of items sold in our marketplaces, excluding shipping fees and net of refunds, within the applicable period.
Revenue (25%)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements.
Adjusted EBITDA Margin (25%)	Etsy’s profitability from our operations that is calculated by dividing consolidated Adjusted EBITDA by consolidated revenue and expressed as a percentage.
Relative TSR (25%)	Our stock price performance, reflecting returns to our stockholders relative to our Nasdaq Composite constituents.
Our Compensation Committee selected these as they are key metrics that investors focus on when evaluating Etsy’s performance:
•GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our marketplaces, and the scale and growth of our business, and, therefore, is one of our key performance measures.
•Revenue and Adjusted EBITDA margin because it believes these measures provide a balance between top line and bottom line growth, generating revenue, and managing our expenses, thereby directly influencing the creation of long-term value for our stockholders. See “Non-GAAP Financial Measures” in this proxy statement for a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, and the calculation of Adjusted EBITDA margin.
•Relative TSR because it directly aligns the interests of our executive officers with those of our stockholders.
For the PSUs granted in 2024, our Compensation Committee approved a two-year performance period for the GMS, revenue, and Adjusted EBITDA margin metrics and a three-year performance period for the relative TSR metric.
We do not disclose forward-looking targets for our PSUs as the disclosure would likely result in competitive harm and be detrimental to our operating performance. However, at the completion of the performance period for each PSU metric, we have disclosed the performance goals and payouts for previously granted PSUs and intend to continue to do so.

48	Etsy

2024 Target Long-Term Incentive Opportunities
In 2024, our Compensation Committee approved the value of the long-term incentive opportunities granted to Mr. Silverman, Ms. Glaser, Ms. Kumar, Ms. Moskowitz, and Mr. Stretch. This determination followed the Compensation Committee's review and consideration of competitive market data analysis prepared by Compensia and reflected competitive market conditions, the potential retentive value of their unvested equity awards, as well as the desire to retain Etsy's management team. As described above, the 2024 target long-term incentive equity awards consisted of 50% PSUs and 50% RSUs for Mr. Silverman, and 70% RSUs and 30% PSUs for each other NEO. For most of our NEOs, the grant value of the 2024 target long-term incentive award was flat as compared to 2023. The Compensation Committee approved an increase in the 2024 long-term incentive award grant value for Ms. Moskowitz due to her expanded role as Chief Operating and Marketing Officer (previously, Chief Operating Officer). The Compensation Committee approved a reduction in the 2024 long-term incentive award value for Mr. Silverman as compared to 2023 in light of reductions in equity award values across Etsy.
The following long-term incentive compensation equity awards were granted to our NEOs in 2024.

Named Executive Officer	2024 Long -Term Incentive Award (Granted Value)(1)	PSUs Granted (#)(2)	RSUs Granted (#)(3)
Josh Silverman	$17,000,000	116,838	116,838
Rachel Glaser	$8,500,000	35,051	81,786
Rachana Kumar	$7,000,000	28,865	67,353
Raina Moskowitz	$7,500,000	30,927	72,164
Colin Stretch	$7,000,000	28,865	67,353
(1)Reflects grant values as approved by our Compensation Committee. Pursuant to our Equity Grant Policy, to mitigate the impact of any short-term stock price volatility, the target number of PSUs and number of RSUs subject to an award was determined by dividing the aggregate granted value of the award by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, which was $72.75. The dollar value in this column will vary from the value of awards as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table, which are required to be computed in accordance with FASB ASC Topic 718, based on the closing market price of our common stock on Nasdaq on the grant date and the probable outcome of the applicable performance conditions for the PSUs based on GMS, revenue, and Adjusted EBITDA margin, and using a Monte-Carlo simulation model for the PSUs based on relative TSR.
(2)The target number of shares to be earned under the PSUs based on GMS, revenue, and Adjusted EBITDA margin objectives will be based on our actual level of performance achieved during a two-year performance period from January 1, 2024 through December 31, 2025 and for the PSUs based on relative TSR will be based on a three-year performance period from January 1, 2024 through December 31, 2026. 50% of the PSUs earned based on achievement of the GMS, revenue, and Adjusted EBITDA margin performance conditions for the two-year performance period will vest on each of April 1, 2026, and April 1, 2027, subject to continued service through the applicable vesting dates. 100% of the PSUs earned based on relative TSR for the three-year performance period will vest on April 1, 2027, subject to continued service through that date. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs specified in the above table.
(3)The RSUs granted in 2024 vest in 16 equal quarterly installments beginning on July 1, 2024.
Long-Term Incentives Earned from 2022 and 2023 PSU Awards
2022 PSU Awards
In 2022, our Compensation Committee granted PSUs to Mr. Silverman, Ms. Glaser, and Ms. Moskowitz with four equally weighted performance metrics: GMS; revenue; Adjusted EBITDA; and relative TSR. The GMS, revenue, and Adjusted EBITDA performance metrics were tied to a one-year performance period ended December 31, 2022. The achievement of those metrics was previously disclosed in our 2023 proxy statement and are included in the below table for ease of reference. For the relative TSR metric, our Compensation Committee approved a performance target based on our relative TSR performance during the three-year performance period ended December 31, 2024. Our relative TSR performance, as approved by our Compensation Committee in early 2025, resulted in the payout described in the below table:

Performance Measure	Weighting	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual Performance	Weighted Resulting Payout %
		(dollars in millions)
GMS	25%	$14,203	$15,781	$17,359	$13,318	—%
Revenue	25%	$2,562	$2,847	$3,132	$2,566	12.7%
Adjusted EBITDA	25%	$610	$797	$1,009	$717	19.6%
Relative TSR	25%	25th %ile	55th %ile	85th %ile	33rd %ile	15.7%
					Total	48%

2025 Proxy Statement	49

In March 2025, our Compensation Committee determined our actual performance relative to the relative TSR performance objectives resulted in a weighted payout of 15.7%, and combined with the previously approved payout on the GMS, revenue, and Adjusted EBITDA performance metrics, the 2022 PSUs in aggregate resulted in 48% of the PSUs granted being earned as shown in the above table.
This resulted in the following number of PSUs earned by our NEOs from the 2022 PSU awards:

Named Executive Officer(1)	2022 PSUs Granted at Target	2022 PSUs Earned based on GMS, Revenue, and Adjusted EBITDA Performance Objectives	2022 PSUs Earned based on Relative TSR Performance Objectives	Total 2022 PSUs Earned Based on Performance Objectives (#)(2)
Josh Silverman	57,516	18,592	9,054	27,646
Rachel Glaser	17,255	5,578	2,716	8,294
(1)Ms. Kumar and Mr. Stretch were not Executive Team members in 2022 and thus did not receive 2022 PSU awards. Ms. Moskowitz's 2022 PSU awards that were unearned and unvested were forfeited upon her departure.
(2)The PSUs based on GMS, revenue, and Adjusted EBITDA objectives were earned based on the one-year performance period ended December 31, 2022 and vested in one-third increments on April 1, 2023, April 1, 2024, and April 1, 2025. The PSUs based on relative TSR were earned based on a three-year performance period ended December 31, 2024 and vested in full on April 1, 2025.
2023 PSU Awards
In 2023, our Compensation Committee granted PSUs to Mr. Silverman, Ms. Glaser, Ms. Kumar, Mr. Stretch, and Ms. Moskowitz with four equally weighted performance metrics: GMS; revenue; Adjusted EBITDA margin; and relative TSR. The GMS, revenue, and Adjusted EBITDA margin performance metrics were tied to a two-year performance period ended December 31, 2024. For the relative TSR metric, our Compensation Committee approved a performance target based on our relative TSR performance during the three-year performance period ending December 31, 2025. The achievement of the PSUs based on GMS, revenue, and Adjusted EBITDA margin, as approved by our Compensation Committee in early 2025, resulted in the payout described in the below table. 50% of the earned PSUs vested on April 1, 2025, and the remaining 50% will vest on April 1, 2026.

Performance Measure	Weighting(1)	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual Performance	Weighted Resulting Payout %(1)
		(dollars in millions)
GMS	25%	$24,420	$27,452	$30,483	$25,748	18.0%
Revenue	25%	$4,930	$5,542	$6,154	$5,557	25.6%
Adjusted EBITDA Margin	25%	24.8%	26.3%	27.4%	27.6%	50.0%
						93.6%
(1)The amount shown is reflective of the percentage of PSUs earned from GMS, revenue, and Adjusted EBITDA margin, which comprise 75% of the 2023 PSU award metrics. The remaining 25% of the 2023 PSU awards is based on relative TSR through December 31, 2025, for which the performance period is still underway.
In March 2025, our Compensation Committee determined our actual performance relative to the GMS, revenue, and Adjusted EBITDA margin performance objectives resulted in 93.6% of the PSUs for which the performance period was complete being earned as shown in the above table.
This resulted in the following number of PSUs earned by our NEOs.

Named Executive Officer(1)	2023 PSUs Granted at Target(2)	2023 PSUs Earned based on Performance Objectives where Performance Period is Complete(3)(4)	2023 PSUs for which Performance Period is Not Complete(3)(5)
Josh Silverman	69,235	64,786	17,309
Rachel Glaser	20,177	18,879	5,045
Rachana Kumar	16,616	15,547	4,154
Colin Stretch	16,616	15,547	4,154
(1)Ms. Moskowitz's 2023 PSU award that was unearned and unvested were forfeited upon her departure.

50	Etsy

(2)The number of shares earned under the PSUs was based on our actual level of performance achieved during the performance period from January 1, 2023 to December 31, 2024 for PSUs based on GMS, revenue, and Adjusted EBITDA objectives and will be based on a three-year performance period from January 1, 2023 to December 31, 2025 for PSUs based on relative TSR. The number of shares that may be earned ranges from 0% to 200% of the target number of PSUs specified in the above table, generally subject to continued service through the applicable vesting dates.
(3)Ms. Glaser's 2023 PSU award is eligible to vest in connection with her retirement; the 2023 PSUs based on the financial performance metrics for the period completed prior to her retirement on April 1, 2025 will vest on the applicable dates set forth in the award agreement and the PSUs based on relative TSR (for which the performance period was not complete as of her retirement date) will be eligible to vest based on actual performance through the end of the applicable performance period, prorated based on the number of days in service during the performance period. For more information see "Retirement Eligibility Provisions in Our Equity Awards."
Ms. Kumar's 2023 PSU award is governed by the terms of her letter agreement, which provides for Qualifying Termination (as defined in our executive severance plan) treatment for the purpose of any PSUs that are outstanding as of her separation date in accordance with the terms of the award agreement. Ms. Kumar's 2023 relative TSR PSUs will vest based on the number of days in service during the performance period.
(4)As described above, 93.6% of the 2023 PSUs based on GMS, revenue, and Adjusted EBITDA margin objectives were earned based on the two-year performance period ended December 31, 2024. 50% of the earned PSUs vested on April 1, 2025, and 50% will vest on April 1, 2026, generally subject to continued service through each vesting date.
(5)These PSUs may be earned if target performance relating to relative TSR is achieved. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs specified in the table, generally subject to continued service through the vesting date.
2025 Target Long-Term Incentive Opportunities
In response to favorable feedback from our stockholders regarding the general inclusion of PSUs in our executive compensation program, our Compensation Committee retained PSUs as part of our 2025 equity awards. Beginning in 2025, in response to stockholder feedback, the PSUs based on GMS, revenue and Adjusted EBITDA margin performance metrics are being extended to a three-year performance period, and the PSUs based on relative TSR will continue to use a three-year period, such that all metrics in our PSUs will have a three-year performance period. For 2025, our Compensation Committee approved a similar mix of PSUs and RSUs, as we believe that the mix of RSUs and PSUs granted to our NEOs other than our CEO balances alignment of pay for performance and stockholder interests with retention of our Executive Team as we work to execute on foundational improvements to the Etsy marketplace.

2025 Proxy Statement	51

How We Determine Executive Compensation
Role of our Compensation Committee
Our Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. Specifically, our Compensation Committee:
•Is responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our CEO and, in consultation with our CEO, our other executive officers (including our NEOs), and overseeing and administering our incentive compensation plans, provided that it may delegate to a subcommittee of two or more directors the authority to grant equity awards under our equity plans, or delegate to two or more officers or directors the authority to grant equity awards to employees who are not senior officers;
•Oversees risk management of our compensation programs, policies, and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risk to us; and
•Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.
Role of Chief Executive Officer and Management
Management assists our Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. Our Compensation Committee solicits and reviews our CEO’s recommendations with respect to the compensation of our Executive Team members (other than himself), based on his consideration of relevant market data, roles and responsibilities, and individual performance.
Our Compensation Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is determined.
Role of the Compensation Consultant
Our Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions made as part of its annual executive compensation review. Our Compensation Committee has engaged Compensia as its compensation consultant since 2014 to advise on executive compensation matters, provide information on competitive market pay practices for senior executives, and supply data analysis and recommendations for the selection of our executive compensation peer group. For 2024, Compensia’s engagement included:
•the review and analysis of the compensation for our senior officers, including our NEOs, as well as an analysis of our severance and change in control arrangements, the mix of compensation elements provided, and the terms included in our forms of equity compensation award agreements;
•the research, review, and updating of our executive compensation peer group;
•an assessment of our equity usage and burn rate compared to our peers;
•the review and analysis of non-employee director compensation compared to market practices;
•summarizing market trends and regulatory and governance updates;
•the review of and input on compensation-related disclosures, including the Compensation Discussion and Analysis section of our proxy statement;
•support in assessing the risk profile of our compensation policies and practices;
•attendance at Compensation Committee meetings as requested; and
•support on other ad hoc matters throughout the year.
Compensia reports directly to our Compensation Committee. In 2024, Compensia did not provide any other services to Etsy. Our Compensation Committee evaluates Compensia’s independence annually and has determined that under the applicable SEC rules and Nasdaq listing standards its relationship with Compensia and the work of Compensia on behalf of our Compensation Committee have not raised any conflict of interest.

52	Etsy

Factors Considered When Determining Executive Compensation
When approving each compensation element and the target total direct compensation opportunity for our Executive Team members, including our NEOs, our Compensation Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Executive Team member. No single method or factor is determinative in setting pay levels for our Executive Team members. Rather, our Compensation Committee’s determination of the target total direct compensation, fixed, and “at-risk” pay opportunities was an individualized decision for each Executive Team member, including each NEO.

Scope & Impact of Role	Individual & Company Performance	Market Analysis

Each Executive Team member’s skills, experience, and qualifications relative to similarly-situated executives at our peer companies.	Our Company performance against financial and operational objectives established by our Compensation Committee and our Board.
The positioning of each Executive Team member’s compensation in a ranking of peer company compensation levels, or in comparison to a compensation database where there are insufficient data points in our compensation peer group.

Our CEO’s recommendations (other than for himself) considering performance, a competitive market analysis, and relative compensation across the Executive Team members.
Each Executive Team member’s performance, based on an assessment of his or her contribution to our overall Company performance, the achievement of his or her individual goals, and his or her ability to lead and motivate teams.
The compensation practices of our executive compensation peer group, and the scope of each Executive Team member’s role compared to similarly-situated executives at our peer companies.

Competitive Positioning
Competitive compensation data is one of several factors that our Compensation Committee considers in making its decisions with respect to the compensation of our Executive Team, including our NEOs. Specifically, our Compensation Committee considers compensation data in our competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies (the “Compensation Peer Group”), as determined annually by our Compensation Committee. Our Compensation Peer Group comprises companies in the consumer discretionary, consumer staples, and information technology industries that are generally similar to us in terms of revenue and market capitalization.
Our Compensation Committee reviews our Compensation Peer Group at least annually and adjusts its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the Compensation Peer Group. Specifically, in determining the Compensation Peer Group for 2024, our Compensation Committee considered whether a company was:
•in a similar industry, focusing on companies in the consumer discretionary, consumer staples, and information technology industries, and with a preference for companies with business models focusing on peer-to-peer commerce, transaction- or subscription-based revenue models, services and/or e-commerce, and software as a service);
•generally within a range of 0.5x to 2.0x of our revenue for the preceding four quarters at the time of analysis; and
•generally within a range of 0.33x to 3.0x of our 30-day average market capitalization at the time of analysis.
 Based on these criteria and after considering guidance from Compensia, in December 2023, our Compensation Committee approved adjustments to our Compensation Peer Group to remove Shopify and The Trade Desk and to add IAC and Yelp, based on the criteria described above.
This resulted in the following Compensation Peer Group for 2024 for the compensation for Executive Team, including our NEOs:

ANGI Homeservices (ANGI) DocuSign (DOCU) DoorDash (DASH) Dropbox (DBX) eBay (EBAY)	GoDaddy (GDDY) HubSpot (HUBS) IAC (IAC) Match Group (MTCH) Okta (OKTA)	Peloton Interactive (PTON) Pinterest (PINS) RingCentral (RNG) Roblox (RBLX) Snap (SNAP)	Tripadvisor (TRIP) Twilio (TWLO) Wayfair (W) Yelp (YELP) Zillow Group (Z)

Further, our Compensation Committee uses data drawn from our Compensation Peer Group, as well as data from the Radford Global Compensation Database for positions where there are insufficient data points in the Compensation Peer Group data, to evaluate the competitive market when making executive compensation determinations, including base salary, target annual cash incentive opportunities, and long-term incentive compensation opportunities in the form of equity awards. In December 2024, our Compensation Committee approved updates to the Compensation Peer Group for 2025 to remove DoorDash and Roblox, based on the above-described criteria.

2025 Proxy Statement	53

Other Benefits
We believe the best work comes from happy employees. We offer all our employees a robust benefit package designed to support employee retention and engagement.
Health & Wellness
We provide health and wellness benefits to our executive officers, including our NEOs, on the same basis as these benefits are provided to our other eligible employees, including health, dental, fitness, vision, life, and disability insurance benefits. Etsy is also recognized for leading in gender-neutral paid parental leave, adoption assistance, family planning benefits, and back up childcare programs.
401(k) Plan
Like our other U.S. employees, our NEOs may participate in our 401(k) Plan. Etsy matches 50% of the first 6% of each participating employee’s contributions under our 401(k) Plan.
Perquisites and Other Personal Benefits
Perquisites, beyond those that are available to employees generally, represent a small part of our executive compensation program. From time to time, however, we may provide perquisites or other personal benefits that our Compensation Committee has determined are reasonable yet competitive to attract and retain our executive officers, including our NEOs.
Perquisites in 2024 consisted of security services for Mr. Silverman and the rest of the NEOs. In addition, Ms. Glaser and Mr. Stretch each received a monthly stipend for travel from Los Angeles and Washington, D.C., respectively.
For more information regarding the perquisites or other personal benefits that our NEOs received during 2024, see the column titled “All Other Compensation” of the 2024 Summary Compensation Table and the accompanying footnotes.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers and we maintain an executive severance plan for that purpose. Maintaining competitive severance and change in control arrangements helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. We also believe that the executive severance plan serves as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involve a change in control of the company, which helps preserve our value and the potential benefit to be received by our stockholders in such a transaction.
In addition, the executive severance plan and the retirement provisions in our equity awards are intended to reduce the need to extensively negotiate post-employment compensation arrangements on a case-by-case basis and to help mitigate potential employer liability. For example, executive severance plan participants are required to sign a separation and release agreement (including a release in favor of Etsy) as a condition to receiving post-employment compensation payments or benefits. See “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” below for additional information.
Retirement Eligibility Provisions in Our Equity Awards
In March 2023, our Compensation Committee approved the addition of Qualifying Retirement provisions to our RSU and PSU awards, which were effective for awards granted on or after March 15, 2023. A "Qualifying Retirement" is defined as the voluntary termination from service on or after the first anniversary of the date the RSUs or PSUs were granted if the employee's combined age and years of service exceeds 70. Upon a Qualifying Retirement, RSUs will continue to vest pursuant to the original vesting schedule set forth in the applicable RSU award agreement(s). In the case of PSUs granted on or after March 15, 2023, if a Qualifying Retirement occurs prior to the end of the applicable performance period, then a portion of the PSUs (if any) that was determined by the Compensation Committee to be eligible to vest based on actual performance through the end of the applicable performance period, prorated based on the number of days the employee was in service during the performance period through the date of such Qualifying Retirement, will vest on the applicable vesting date(s) set forth in the applicable award agreement(s). If the Qualifying Retirement occurs on or after the end of the applicable performance period but prior to a PSU vesting date, the portion of the PSUs that was determined by the Compensation Committee to be eligible to vest based on actual performance through the end of the performance period, without proration, will vest on the applicable vesting date(s).

54	Etsy

Ms. Glaser's Retirement
As previously disclosed, on July 25, 2024, Ms. Glaser notified Etsy of her decision to retire. On July 31, 2024, Ms. Glaser and Etsy entered into a letter agreement governing the terms of her remaining period of service to Etsy. Pursuant to her letter agreement, Ms. Glaser received her base salary through April 1, 2025, remained eligible to participate in the annual cash incentive program for 2024, and continued vesting of her outstanding equity awards in accordance with their terms, which includes the retirement provisions for RSU and PSU awards granted on or after March 15, 2023. In exchange for advisory services through June 30, 2025 and a general release of all claims in favor of Etsy, beginning April 1, 2025, Ms. Glaser will receive an advisory fee equal to $27,000 per month through June 30, 2025, continuation of coverage under Etsy’s group healthcare plans through October 31, 2025, and any stock options vested and outstanding on her retirement date will remain exercisable until the earlier of October 1, 2026 or the original stock option expiration dates.
Other Named Executive Officer Transitions
As previously disclosed, on December 5, 2024, Etsy announced that Ms. Kumar would cease to serve as Chief Technology Officer effective December 31, 2024. Ms. Kumar is currently serving in an advisory capacity, which may extend through June 30, 2025. On December 4, 2024, Ms. Kumar and Etsy entered into a letter agreement governing the terms of her departure and advisory period. Pursuant to her letter agreement, Ms. Kumar will continue to receive her base salary and health care coverage during the advisory period and her equity will continue to vest. She also remained eligible to participate in the annual cash incentive program for 2024 and 2025. Following the advisory period, Ms. Kumar will receive compensation and benefits consistent with a Qualifying Termination under our executive severance plan, as well as payment for her earned, but unused, sabbatical and continuing tax preparation and audit support related to her earlier secondment at Etsy’s request in Mexico. In return for these benefits, Ms. Kumar will provide a customary general release and waiver of claims.
Also as previously disclosed, on December 2, 2024, Ms. Moskowitz informed Etsy of her decision to resign from her position as Chief Operating and Marketing Officer to pursue a role outside of Etsy. On December 2, 2024, Ms. Moskowitz and Etsy entered into a letter agreement governing the terms of her remaining period of service to Etsy and her departure. Pursuant to her letter agreement, Ms. Moskowitz received a bonus of $100,000 in exchange for staying in her role through January 3, 2025 and remaining available to consult on the transition through March 31, 2025. As noted above, Ms. Moskowitz forfeited her outstanding incentive compensation awards upon her departure date, including her 2024 annual cash incentive program award and all unearned and unvested RSUs and PSUs.
Other Compensation Policies and Practices
Equity Awards Grant Policy
We maintain a formal equity awards grant policy, which has been adopted by our Compensation Committee. Our Equity Awards Grant Policy provides:
•Our Board, our Compensation Committee, or a subcommittee of two or more directors must approve all equity awards granted to senior officers. Our Compensation Committee may also delegate its authority to grant awards to employees other than senior officers to two or more officers or directors, as our Compensation Committee deems appropriate.
•Unless otherwise approved by our Board or our Compensation Committee, equity awards are granted on pre-established dates as follows:
•For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs (or, if that day is not a trading day, on the following trading day).
•Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year (or, if that day is not a trading day, on the following trading day).
•In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in a RSU or PSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, or based on such other methodology as our Compensation Committee may determine in its sole discretion. As a result, the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan-Based Awards Table, may be lower or higher than the equity compensation value approved by our Compensation Committee.

2025 Proxy Statement	55

Timing of Option Grants
We have not granted stock options to any named executive officer since 2021. See above under the heading, “Director Compensation—Compensation Program for Non-Employee Directors” for a discussion of the timing of stock option grants made to our Board Chair. We do not grant option awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information based on option award grant dates or for the purpose of affecting the value of executive or director compensation.
Stock Ownership Guidelines
To support continued alignment of the interests of our non-employee directors and executive officers with the interests of our stockholders, our stock ownership guidelines require our executive officers and the non-employee members of our Board to own a minimum number of shares of our common stock. Under our guidelines, these individuals are required to hold shares of our common stock equivalent in value to a multiple of their base salaries or a minimum dollar amount or to hold a minimum number of shares as set forth below:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of six times base salary or 37,800 shares
Other Executive Officers	Lesser of one times base salary or 4,400 shares
Non-Employee Members of our Board	Lesser of $150,000 or 1,500 shares
The ownership level specified by the guidelines must be achieved by each non-employee director and executive officer by the end of the calendar year that is five years after April 12, 2022 (the date the guidelines were adopted), or, if later, within five years of first becoming one of our directors or executive officers (or being promoted to chief executive officer), measured as of the last day of the applicable fiscal year (the “measurement date”).
For the executive officers, the required ownership level is calculated using the executive officer’s annual base salary as of January 1 of the year of the measurement date.
The following shares of our common stock count toward compliance with the guidelines:
•shares owned outright by the director or executive officer or by members of his or her immediate family;
•shares held in a trust for the benefit of the director or executive officer and/or members of his or her immediate family; and
•vested RSUs, including vested PSUs, net of the estimated number of shares needed to pay the minimum tax withholding for those vested units.
Unvested RSUs and unexercised stock options (whether or not vested) do not count toward director or executive officers’ compliance with the guidelines.
These shares are valued at the average daily closing price per share of our common stock during the 90-trading day period ending 30 days prior to the measurement date. If the guidelines have not been met by the initial compliance date, the executive officers are required to retain 50% of any shares acquired under any equity award granted by Etsy (net of any shares sold or withheld to pay any applicable exercise price or satisfy any employment or income taxes related to the equity awards) until the stock ownership guidelines are met.
The ownership levels of our named executive officers and non-employee directors as of April 1, 2025 are set forth under the heading “Security Ownership of Certain Beneficial Owners, Directors, and Management.”
Clawback Policy
We maintain a clawback policy consistent with SEC rules and Nasdaq listing standards. The policy provides for the recoupment of certain incentive compensation from current or former executive officers in the event of a financial restatement, as defined in the policy. A copy of the policy is filed as Exhibit 97 to our Form 10-K.

56	Etsy

Insider Trading Policy; Policy Prohibiting Hedging and Pledging
We maintain an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by all our directors, officers, and employees, and certain consultants, agents and independent contractors of Etsy and its subsidiaries. In addition, with regard to trading in our own securities, we comply with the federal securities laws and the applicable exchange listing requirements. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Form 10-K.
Under our Insider Trading Policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.
Similarly, under our Insider Trading Policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from pledging our equity securities or using such securities as collateral for a loan.
Compensation and Risk Management
Our Compensation Committee, Compensia, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation program, practices, and policies. Our Compensation Committee, with input and support from Compensia and management, has performed a compensation risk assessment. In particular, this assessment considered compensation program attributes that help to mitigate risk, including, for example:
•the mix of cash and equity compensation;
•a balance of short and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•our formal policies for equity administration;
•our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using our securities as collateral;
•our Clawback Policy;
•our stock ownership guidelines; and
•the oversight of an independent Compensation Committee.
Based on this assessment, our Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Etsy.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Etsy and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).
Taxation of Non-Qualified Deferred Compensation
Generally, Section 409A of the Internal Revenue Code sets limits on the deferral and payment of certain benefits. Our Compensation Committee takes into account whether elements of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A, and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Accounting
Our Compensation Committee considers the accounting treatment of the various elements of our executive compensation program. We follow the FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive and director compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from the awards.

2025 Proxy Statement	57

Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s Proxy Statement for the 2025 Annual Meeting of Stockholders. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in Etsy’s 2025 Proxy Statement and incorporated into Etsy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by:
Melissa Reiff (Chair)
C. Andrew Ballard
Jonathan D. Klein
David Rosenblatt

58	Etsy

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs as of December 31, 2024, 2023, and 2022 in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Josh Silverman Chief Executive Officer	2024	660,000	—	16,574,365	649,440	72,756	17,956,561
	2023	652,603	—	15,483,730	396,000	44,771	16,577,104
	2022	622,500	—	15,410,262	416,000	12,745	16,461,507
Rachel Glaser(6) Former Chief Financial Officer	2024	536,270		8,068,880	408,240	120,350	9,133,740
	2023	512,671	—	7,330,247	354,000	84,900	8,281,818
	2022	468,750	—	7,498,440	263,000	54,150	8,284,340
Rachana Kumar(7) Former Chief Technology Officer	2024	471,270		6,644,960	319,200	30,047	7,465,477
	2023	455,069	—	7,104,604	276,000	276,050	8,111,723
Raina Moskowitz(8) Former Chief Operating and Marketing Officer	2024	493,784	—	7,119,563	—	15,350	7,628,697
	2023	462,671	—	6,036,517	285,000	35,665	6,819,853
	2022	416,250	—	5,623,794	219,000	9,150	6,268,194
Colin Stretch Chief Legal Officer and Corporate Secretary	2024	471,270		6,644,960	279,300	118,569	7,514,099
	2023	404,548	150,000	6,292,980	212,000	87,600	7,147,128
(1)Reflects base salaries earned during 2024. Annual base salaries as of December 31, 2024 were $660,000 for Mr. Silverman; $540,000 for Ms. Glaser; $475,000 for Ms. Kumar; $500,000 for Ms. Moskowitz; and $475,000 for Mr. Stretch.
(2)Represents the aggregate grant date fair value of RSUs and PSUs granted under the 2024 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and target number of PSUs subject to an award is based on the aggregate dollar value of the award approved by our Compensation Committee divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the grant date fair value of the awards reported in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the aggregate dollar value approved by our Compensation Committee.
The grant date fair value of the RSUs, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date, which was $66.26. The grant date fair value of the PSUs based on GMS, revenue, and Adjusted EBITDA or Adjusted EBITDA margin, as applicable, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date and the probable outcome of the applicable metrics. The grant date fair value of the PSUs based on relative TSR is determined using a Monte-Carlo simulation model based on the probable outcome as of the grant date. See Footnote 3 to the Grants of Plan-Based Awards Table for the valuation assumptions used in the calculation of such amounts for the PSUs.
The grant date fair value, computed in accordance with FASB ASC Topic 718, represents the amount we expect to expense for accounting purposes over the award's vesting schedule and not the actual value that will be realized by the NEO to the extent the award vests. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued following the end of the performance period, which may be more or less than the grant date fair value. The fair values of the 2024 PSU awards as of the grant date, assuming the maximum 200% payout for the PSUs, are as follows: Mr. Silverman: $14,638,911; Ms. Glaser: $4,391,649; Ms. Moskowitz: $3,874,943; and each of Ms. Kumar, and Mr. Stretch: $3,616,546.
(3)Represents the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 15—Stock-based Compensation in our Form 10-K.
(4)Represents awards paid under Etsy’s annual cash incentive program. For more information on the determination of these amounts based on achievement of 2024 corporate performance objectives and individual performance, see the "Compensation Discussion and Analysis."
(5)For 2024, this column includes: $62,856 related to security services for Mr. Silverman; travel stipends of $105,000 for each of Ms. Glaser and Mr. Stretch; $5,000 related to security services for each of Ms. Glaser, Ms. Kumar, and Ms. Moskowitz, and $6,500 for Mr. Stretch; Etsy's 401(k) match of $9,900 for Mr. Silverman, $10,350 for each of Ms. Glaser and Ms. Moskowitz, $10,019 for Ms. Kumar, and $7,069 for Mr. Stretch; and $15,028 for tax preparation services related to Ms. Kumar's international assignment.
(6)As previously disclosed, on July 25, 2024, Ms. Glaser notified Etsy that she had decided to retire. Ms. Glaser remained Etsy’s Chief Financial Officer until her successor was appointed effective January 1, 2025. Ms. Glaser will serve in an advisory capacity through June 30, 2025 to support continuity and a smooth transition. For more information, see "Compensation Discussion and Analysis — Ms. Glaser's Retirement."
(7)As previously disclosed, on December 5, 2024, Etsy announced that Ms. Kumar would cease to serve as Chief Technology Officer effective December 31, 2024, after which Ms. Kumar serves in an advisory capacity, which may extend through June 30, 2025. For more information, see "Compensation Discussion and Analysis — Other Named Executive Officer Transitions."
(8)As previously disclosed, on December 2, 2024, Ms. Moskowitz informed Etsy of her decision to resign from her position as Chief Operating and Marketing Officer to pursue a role outside of Etsy. Pursuant to her letter agreement, Ms. Moskowitz remained in her role as Chief Operating and Marketing Officer through January 3, 2025 and remained available to consult on the transition through March 31, 2025. For more information, see "Compensation Discussion and Analysis — Other Named Executive Officer Transitions."

2025 Proxy Statement	59

Grants of Plan-Based Awards Table
The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2024:

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Restricted Stock Units (#)		Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Josh Silverman	—	—	792,000	1,584,000	—	—	—	—		—
	3/15/2024	—	—	—	—	116,838	233,676	—		8,832,679
	3/15/2024	—	—	—	—	—	—	116,838	(4)	7,741,686
Rachel Glaser	—	—	486,000	972,000	—	—	—	—		—
	3/15/2024	—	—	—	—	35,051	70,102	—		2,649,740
	3/15/2024	—	—	—	—	—	—	81,786	(4)	5,419,140
Rachana Kumar	—	—	380,000	760,000	—	—	—	—		—
	3/15/2024	—	—	—	—	28,865	57,730	—		2,182,150
	3/15/2024	—	—	—	—	—	—	67,353	(4)	4,462,810
Raina Moskowitz	—	—	400,000	800,000	—	—	—	—		—
	3/15/2024	—	—	—	—	30,927	61,854	—		2,337,976
	3/15/2024	—	—	—	—	—	—	72,164	(4)	4,781,587
Colin Stretch	—	—	332,500	665,000	—	—	—	—		—
	3/15/2024	—	—	—	—	28,865	57,730	—		2,182,150
	3/15/2024	—	—	—	—	—	—	67,353	(4)	4,462,810
(1)The annual cash incentive program provides for no payment if the specified performance metrics are achieved below the threshold performance level and there is a maximum payment of 200% of the target bonus amount if achievement of the specified performance metrics meets or exceeds the “stretch” performance level. The actual payouts based on achievement of 2024 corporate performance objectives and individual performance are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)Represents PSUs that may be earned based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 50% of the PSUs earned on achievement of the GMS, revenue, and Adjusted EBITDA margin performance conditions will vest on each of April 1, 2026 and April 1, 2027, subject to continued service through the applicable vesting date. 100% of the relative TSR PSUs earned will vest on April 1, 2027, subject to continued service through that vesting date. The portion, if any, of PSUs that may be earned ranges from 0% to 200% of the target number of shares underlying the award.
(3)Represents the aggregate grant date fair value of RSUs and target number of PSUs granted under the 2024 Equity Incentive Plan and valued in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and target number of PSUs subject to an award is based on the aggregate dollar value of the award approved by our Compensation Committee divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by our Compensation Committee. The grant date fair value computed in accordance with FASB ASC Topic 718 represents the amount we expect to expense for accounting purposes over the award's vesting schedule, and not the actual value that will be realized by the NEOs to the extent the awards vest. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued following the end of the performance period, which may be more or less than the grant date fair value.
The grant date fair value of the RSUs, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date, which was $66.26. The grant date fair value of the target number of PSUs based on the GMS, revenue, and Adjusted EBITDA margin performance, is computed based on the closing market price of our common stock on Nasdaq on the grant date, which was $66.26, and an assumed 100% performance achievement. The grant date fair value of $103.61 per share reflected in the table above for the PSUs based on relative TSR is determined using a Monte-Carlo simulation model with the historical stock price volatilities of the companies in the comparator group over the most recent three-year period from the date of grant assuming dividends for each company are reinvested on a continuous basis and a risk-free rate of interest of 4.44%.
(4)These RSUs vest in sixteen equal quarterly installments, beginning on July 1, 2024, subject to continued service through each vesting date.

60	Etsy

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding unexercised stock options, and unvested RSUs and PSUs held by our NEOs as of December 31, 2024.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2024 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2024 (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights that have not Vested ($)(1)
Josh Silverman	1,702,278	—		10.62	5/3/2027	—		—	—		—
	32,911	4,702	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	—	3,101	(3)	164,012	—		—
	—	—		—	—	21,569	(4)	1,140,784	—		—
	—	—		—	—	43,272	(5)	2,288,656	—		—
	—	—		—	—	102,234	(6)	5,407,156	—		—
	—	—		—	—	34,581	(7)	1,828,989	—		—
	—	—		—	—	15,251	(8)	806,625			—
	—	—		—	—	64,786	(9)	3,426,532	17,309	(10)	915,473
	—	—		—	—	—		—	116,838	(11)	6,179,562
Rachel Glaser	35,938	—		13.55	5/31/2027	—		—	—		—
	24,588	—		28.38	3/14/2028	—		—	—		—
	17,677	—		69.89	3/14/2029	—		—	—		—
	49,084	—		41.65	3/15/2030	—		—	—		—
	11,427	1,633	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	—	1,436	(3)	75,950	—		—
	—	—		—	—	15,098	(4)	798,533	—		—
	—	—		—	—	27,955	(5)	1,478,540	—		—
	—	—		—	—	71,563	(6)	3,784,967	—		—
	—	—		—	—	1,729	(7)	91,447	—		—
	—	—		—	—	4,575	(8)	241,972			—
	—	—		—	—	18,879	(9)	998,510	5,045	(10)	266,830
	—	—	—	—	—	—		—	35,051	(11)	1,853,847
Rachana Kumar	20,926	—		41.65	3/15/2030	—		—	—		—
	4,571	653	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	—	431	(3)	22,796	—		—
	—	—		—	—	4,718	(4)	249,535	—		—
	—	—		—	—	16,295	(12)	861,843	—		—
	—	—		—	—	3,462	(5)	183,105	—		—
	—	—		—	—	58,934	(6)	3,117,019	—		—
	—	—		—	—	15,547	(9)	822,281	4,154	(10)	219,705
	—	—		—	—	—		—	28,865	(11)	1,526,670
Raina Moskowitz(14)	5,051	—		30.32	4/30/2028	—		—	—		—
	21,955	—		69.89	3/14/2029	—		—	—		—
	49,170	—		41.65	3/15/2030	—		—	—		—
	8,570	1,225	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	—	1,077	(3)	56,963	—		—
	—	—		—	—	11,324	(4)	598,926	—		—
	—	—		—	—	24,232	(5)	1,281,630	—		—
	—	—		—	—	63,144	(6)	3,339,686	—		—
	—	—		—	—	1,296	(7)	68,545	—		—
	—	—		—	—	3,431	(8)	181,466			—
	—	—		—	—	15547	(9)	822280.83	4,154	(10)	219,705
	—	—							30,927	(11)	1,635,729
Colin Stretch	—	—		—	—	22,814	(13)	1,206,632	—		—
						58,934	(6)	3,117,019	—		—
	—	—		—	—	15,547	(9)	822,281	4,154	(10)	219,705
									28,865	(11)	1,526,670

2025 Proxy Statement	61

(1)Reflects the market value of unvested RSUs and the target or actual number of PSUs (as noted) based on a closing market price on December 31, 2024 of $52.89 per share.
(2)Represents stock options that vested in eight equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date, and which were fully vested as of April 1, 2025.
(3)Represents RSUs that vested in eight equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date, and which were fully vested as of April 1, 2025.
(4)Represents RSUs that vest in eight equal semi-annual installments, beginning on October 1, 2022, subject to continued service through each vesting date.
(5)Represents RSUs that vest in eight equal semi-annual installments, beginning on October 1, 2023, subject to continued service through, or retirement eligibility on, each vesting date.
(6)Represents RSUs that vest in 16 equal quarterly installments, beginning on July 1, 2024, subject to continued service through, or retirement eligibility on, each vesting date.
(7)Represents PSUs granted in 2021 and earned based on achievement of the performance criteria under the 2021 PSU awards. 50% of these PSUs vested on April 1, 2024. The number shown in this table reflects the remaining 50% that vested on April 1, 2025, subject to continued service through that date.
(8)Represents PSUs granted in 2022 and earned based on the achievement of the performance criteria under the 2022 PSU awards. The PSUs earned based on the achievement of GMS, revenue, and Adjusted EBITDA vested in one-third increments on each of April 1, 2023, April 1, 2024, and April 1, 2025, and the PSUs earned based on relative TSR vested on April 1, 2025, subject to continued service through the applicable vesting dates. The number shown in the table reflects the shares that vested on April 1, 2025 at actual shares earned based on performance through December 31, 2024, subject to continued service through that date.
(9)Represents PSUs granted in 2023 and earned based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin for the two-year period ended December 31, 2024. 50% of the PSUs earned based on achievement of the GMS, revenue, and Adjusted EBITDA margin performance conditions vested on April 1, 2025, and 50% will vest on April 1, 2026, subject to continued service through that date.
(10)Represents PSUs granted in 2023, which are based on performance conditions relating to relative TSR compared to a comparator group of Nasdaq Composite Index constituents for the three-year period ending on December 31, 2025. The PSUs that may be earned based on relative TSR will vest on April 1, 2026, subject to continued service through that date. The portion, if any, of relative TSR PSUs that may be earned ranges from 0% to 200% of the target number of PSUs. In calculating the number of PSUs reported and their value, we are required by SEC rules to compare our performance through 2024 under the PSU award against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through December 31, 2024, which indicates that relative TSR performance conditions are between threshold and target, we have reported the relative TSR PSUs in this table at target.
(11)Represents PSUs granted in 2024, which are based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin for the two-year period ending on December 31, 2025, as well as on relative TSR compared to a comparator group of Nasdaq Composite Index constituents for the three-year period ending on December 31, 2026. 50% of the PSUs that may be earned based on achievement of the GMS, revenue, and Adjusted EBITDA margin performance conditions will vest on each of April 1, 2026, and April 1, 2027, subject to continued service through the applicable vesting date. The PSUs that may be earned based on relative TSR will vest on April 1, 2027, subject to continued service through that date. The portion, if any, of PSUs that may be earned ranges from 0% to 200% of the target number of PSUs. In calculating the number of PSUs reported and their value, we are required by SEC rules to compare our performance through 2024 under the PSU award against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through December 31, 2024, which indicates performance conditions are between threshold and target, we have reported the PSUs in this table at target.
(12)Represents RSUs that vest in eight equal semi-annual installments, beginning on April 1, 2023, subject to continued service through each vesting date.
(13)Represents RSUs that vested as to 25% on April 1, 2024, with the remainder vesting in 6 equal semi-annual installments, subject to continued service through each vesting date.
(14)As previously disclosed, on December 2, 2024, Ms. Moskowitz informed Etsy of her decision to resign from her position as Chief Operating and Marketing Officer to pursue a role outside of Etsy. Ms. Moskowitz forfeited her unvested RSUs, PSUs, and options as of her departure date of January 3, 2025, and her vested options which remained unexercised three months thereafter were forfeited pursuant to the terms of the stock option agreements.

62	Etsy

Option Exercises and Stock Vested Table
The following table provides information regarding exercises of option awards and vesting of stock awards held by our NEOs in 2024:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Josh Silverman	63,047	3,874,869	93,272	5,724,764
Rachel Glaser	—	—	45,391	2,692,077
Rachana Kumar	1,200	21,903	23,579	1,367,110
Raina Moskowitz	—	—	34,709	2,054,014
Colin Stretch	—	—	22,106	1,300,068
(1)Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price multiplied by the number of shares acquired on exercise and does not reflect the actual proceeds received.
(2)Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vesting and does not reflect the actual proceeds received.

2025 Proxy Statement	63

Potential Payments Upon Termination or Change of Control
Executive Severance Plan
We maintain an executive severance plan and certain other arrangements that provide for payments and benefits to our executive officers upon termination of employment, including in connection with a change in control of Etsy as described below.
Qualifying Termination
Under our executive severance plan, if we terminate an NEO’s employment without cause or if an NEO terminates his or her employment with us for good reason (a “Qualifying Termination”) other than in connection with a change in control, then he or she is entitled to receive continued salary payments for 12 months; a pro rata cash bonus payment (if the termination occurs after the third month of the year); and healthcare continuation coverage. “Qualifying Termination” is defined in our executive severance plan, and includes a termination by Etsy without “cause” or a voluntary resignation for “good reason” within the meaning of our executive severance plan (or, in the case of our CEO, as “cause” is defined in his 2021 amended and restated offer letter), each of which is filed as an exhibit to our Form 10-K.
Qualifying Change in Control Termination
Under our executive severance plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only upon a Qualifying Termination that occurs three months before or 12 months following a change in control of Etsy (a “Qualifying Change in Control Termination”). Upon a Qualifying Change in Control Termination, our CEO is entitled to receive continued salary payments for 18 months and each other NEO is entitled to receive continued salary payments for 12 months. Each NEO is also entitled to a pro rata bonus (if the termination occurs after the third month of the year); healthcare continuation coverage; and full vesting of any outstanding RSUs and stock options and any earned PSUs.
In each case described above, as a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims in favor of Etsy, as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.
Equity Award Provisions
RSUs
Under the terms of the outstanding RSUs, RSUs are forfeited upon termination of service to the extent they have not yet vested, unless accelerated in the event of a Qualifying Change in Control Termination or on death of the holder, or if Qualifying Retirement provisions apply.
PSUs
Qualifying Termination
Under the terms of the outstanding PSUs whose performance period was not completed on or before December 31, 2024, upon a Qualifying Termination that does not involve a change in control, the portion of the PSUs based on GMS, revenue, and Adjusted EBITDA margin will be deemed earned at the target performance level. PSUs based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the Qualifying Termination. As of the date of a Qualifying Termination, a prorated portion (based on service until the date of the Qualifying Termination) of the earned PSUs will vest.
Qualifying Change in Control Termination
Under the terms of the outstanding PSUs whose performance period was not completed on or before December 31, 2024, upon a Qualifying Change in Control Termination, if a change in control occurs prior to the last day of the applicable performance period, the performance period will end as of the date of the change in control, and the portion of the PSUs based on GMS, revenue, and Adjusted EBITDA margin will be deemed earned at the target performance level. PSUs based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the change in control. If a change in control occurs on or after the last day of the applicable performance period, earned PSUs will vest in full.
Options
Upon termination of service, options expire immediately to the extent an option is unvested as of the termination date and does not vest upon or as a result of termination of service. Vested options expire three months after termination, or 12 months after death or termination due to total and permanent disability, as defined in the applicable award agreement.

64	Etsy

Qualifying Retirement
In the case of RSUs and PSUs granted on or after March 15, 2023, RSUs will continue to vest, and a prorated portion (based on service until the date of the Qualifying Retirement) of PSUs will vest based on actual achievement, following a “Qualifying Retirement,” which is defined as the voluntary termination from service on or after the first anniversary of the date the RSUs or PSUs were granted if the employee's combined age and years of service exceeds 70.
As of December 31, 2024, of our NEOs, only Ms. Glaser was eligible for Qualifying Retirement treatment of her applicable RSU and PSU awards.
Mr. Silverman's 2021 Amended and Restated Offer Letter
In addition to the terms described above, under Mr. Silverman's 2021 amended and restated offer letter, if his employment with Etsy is terminated as a result of a Qualifying Termination, he will be entitled to one year of additional vesting service credit with respect to shares underlying his unvested RSUs and stock options.
Ms. Glaser's Retirement
As previously disclosed, on July 25, 2024, Ms. Glaser notified Etsy of her decision to retire. Ms. Glaser remained Etsy’s Chief Financial Officer until her successor was appointed and is currently serving in an advisory capacity through June 30, 2025 to support continuity and a smooth transition. For more information, see "Compensation Discussion and Analysis — Ms. Glaser's Retirement."
Other Named Executive Officer Transitions
As previously disclosed, on December 5, 2024, Etsy announced that Rachana Kumar would cease to serve as Chief Technology Officer effective December 31, 2024. Ms. Kumar is currently serving in an advisory capacity, which may extend through June 30, 2025. On December 4, 2024, Ms. Kumar and Etsy entered into a letter agreement governing the terms of her departure and advisory period. For more information, see "Compensation Discussion and Analysis — Other Named Executive Officer Transitions."
Also as previously disclosed, on December 2, 2024, Ms. Moskowitz informed Etsy of her decision to resign from her position as Chief Operating and Marketing Officer to pursue a role outside of Etsy. On December 2, 2024, Ms. Moskowitz and Etsy entered into a letter agreement governing the terms of her remaining period of service to Etsy and her departure. For more information, see "Compensation Discussion and Analysis — Other Named Executive Officer Transitions."
Estimated Payments and Benefits
The following table sets forth the estimated incremental payments and benefits that would have been payable to our NEOs upon a Qualifying Termination, including a Qualifying Change in Control Termination, assuming that the triggering event occurred on December 31, 2024. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the following table.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	Health & Welfare Benefits ($)(2)	PSUs ($)(3)	RSUs ($)(4)	Total ($)
Josh Silverman	Qualifying Termination	1,452,000	35,956	9,504,738	3,384,854	14,377,548
	Qualifying Change in Control Termination(5)	1,782,000	53,934	13,157,181	9,000,609	23,993,724
Rachel Glaser	Qualifying Termination	1,026,000	25,012	2,359,485	—	3,410,497
	Qualifying Change in Control Termination(5)	1,026,000	25,012	3,452,606	6,137,990	10,641,608
Colin Stretch	Qualifying Termination	807,500	35,463	1,668,450	—	2,511,413
	Qualifying Change in Control Termination(5)	807,500	35,463	2,568,656	4,323,652	7,735,271
(1)For a Qualifying Termination, amounts reflect cash severance of 12 months' base salary based on each NEO's base salary as of December 31, 2024 and a pro rata cash bonus payment at 100% of each NEO's target annual cash incentive bonus. For a Qualifying Change in Control Termination, amounts reflect cash severance of 18 months' base salary for Mr. Silverman and 12 months’ base salary for each other NEO, based on each NEO’s base salary as of December 31, 2024, and a pro rata cash bonus payment at 100% of each NEO's target annual cash incentive bonus.
(2)For Mr. Silverman, this amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months upon a Qualifying Termination and for 18 months upon a Qualifying Change in Control Termination. For each other NEO, amounts reflect the estimated reimbursements for COBRA continuation coverage for 12 months upon a Qualifying Termination or Qualifying Change in Control Termination.

2025 Proxy Statement	65

(3)For PSUs granted in 2021, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs are reflected based on actual performance for the performance period ending on December 31, 2023. For PSUs granted in 2022, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and Adjusted EBITDA are reflected based on actual performance for the performance period ending on December 31, 2022, and PSUs based on relative TSR are reflected based on actual performance for the performance period ending on December 31, 2024. For PSUs granted in 2023, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and Adjusted EBITDA margin are reflected based on actual performance for the performance period ending on December 31, 2024, and PSUs based on relative TSR would be deemed earned at the greater of target performance or actual performance based on the truncated performance period between the beginning of the performance period and the date of the Qualifying Termination or Qualifying Change in Control Termination based upon the closing stock price on December 31, 2024, which was $52.89 per share. For PSUs granted in 2024, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and Adjusted EBITDA margin would be deemed earned at the target level, and PSUs based on relative TSR would be deemed earned at the greater of target performance or actual performance based on the truncated performance period between the beginning of the performance period and the date of the Qualifying Termination or Qualifying Change in Control Termination based upon the closing stock price on December 31, 2024, which was $52.89 per share.
(4)The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 31, 2024, which was $52.89 per share, multiplied by the number of unvested RSUs held as of December 31, 2024 by each NEO.
(5)Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within three months prior to or 12 months following a change in control. In the event of a Qualifying Change in Control Termination, each NEO is entitled to full vesting of any outstanding equity awards, as described in the above narrative.
In the event that an NEO’s employment terminates due to death, RSUs, options, and previously earned PSUs will immediately vest in full, and a prorated portion (based on service until the date of death) of PSUs subject to an incomplete performance period will vest based on target performance. In the event that an NEO’s employment had terminated due to death on December 31, 2024, the value of RSUs and options that would have vested would be equal to the amount in the table above for a Qualifying Change in Control Termination, and the value of PSUs that would have vested would be equal to the amount in the table above for a Qualifying Termination).
Changes for 2025
On April 23, 2025, our Compensation Committee approved updates to our executive severance plan which modify the severance benefits described as follows:
•Upon a Qualifying Termination, an NEO will be entitled to six months of RSU equity acceleration; and
•Upon a Qualifying Change in Control Termination, an NEO will be entitled to their target annual cash incentive (for the year in which the termination occurs).
Our executive severance plan and applicable offer letter provisions otherwise remain in effect for our NEOs.

66	Etsy

Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee (other than our CEO), the annual total compensation of our CEO, and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time, and temporary employees, whether or not U.S.-based, as of December 31, 2024, including Etsy, Reverb, and Depop employees.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2024 base compensation, bonus earned for 2024, and the value of equity awards granted in 2024.
•We calculated the value of 2024 RSU and PSU equity awards based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Grant Policy.
•We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2024.
Using this approach, we identified our median employee. For 2024, our median employee is a U.S.-based, full-time employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2024 in accordance with the requirements of the Summary Compensation Table.
For 2024, the annual total compensation of our median employee (other than Mr. Silverman) was $214,827 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $17,956,561. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was approximately 84:1.
Additionally, we continue to disclose the ratio of CEO to other NEO compensation, in response to stockholder feedback from prior years' stockholder engagement. Over the 2017 through 2024 period (the period during which Mr. Silverman has served as CEO), the ratio of Mr. Silverman's average total compensation (computed in the manner required to be disclosed on the Summary Compensation Table) to the average total compensation received by our other NEOs (computed on the same basis, and excluding any compensation reported for 2017 for our former CEO, Chief Financial Officer and Controller) was approximately 3:1.
The information in this section is provided for compliance purposes only and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither our Compensation Committee nor Etsy management uses pay ratios in making compensation decisions.

2025 Proxy Statement	67

Pay Versus Performance
The following table sets forth the compensation for our CEO and the average compensation for our other Named Executive Officers (“Other NEOs”) for 2024, 2023, 2022, 2021, and 2020 (each, a “Covered Year”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with the pay versus performance disclosure rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our CEO or Other NEOs and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals. Our Compensation Committee did not consider “compensation actually paid,” as defined by the SEC, when making its executive compensation decisions for the Covered Years. See the "Compensation Discussion and Analysis" for a discussion of our Compensation Committee’s philosophy, objectives, and practices when making executive compensation decisions.
The table below also provides information for each Covered Year on our cumulative total stockholder return (“TSR”), the cumulative TSR of our peer group, our net income, and our revenue. Although we selected revenue as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for 2024, we consider GMS to be the most important performance measure for purposes of linking executive compensation to our performance. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, GMS was weighted more heavily than revenue in determining the payout under our 2024 annual cash incentive program and was weighted equally with revenue for purposes of our 2024, 2023, 2022, and 2021 PSUs. However, GMS is not considered a “financial performance measure” within the meaning of the SEC’s pay versus performance disclosure rules, so we selected revenue for purposes of the table below.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)(2)	Average Summary Compensation Table Total for Other NEOs ($)(3)(4)	Average Compensation Actually Paid to Other NEOs ($)(2)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (loss) ($ in millions)(6)	Revenue ($ in millions)(7)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2024	17,956,561	3,664,112	7,935,503	3,245,043	119.39	180.53	303	2,808
2023	16,577,104	5,868,843	7,590,131	3,947,292	182.96	146.96	308	2,748
2022	16,461,507	(15,823,299)	7,261,266	(4,534,407)	270.38	118.03	(694)	2,566
2021	40,584,292	52,367,686	5,850,887	11,909,053	494.22	148.30	494	2,329
2020	1,934,307	102,473,221	3,496,282	28,464,462	401.60	118.87	349	1,726
(1)The following table shows the adjustments made to the total compensation shown for our CEO, Mr. Silverman, on the Summary Compensation Table to arrive at “compensation actually paid” for 2024 as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	2024
Summary Compensation Table (SCT) amount	17,956,561
Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(16,574,365)
Plus Year-end Fair Value of Stock Awards and Options Awards Granted during Covered Year that Remain Unvested as of Year-end	10,344,618
Plus Fair Value on Vesting of Awards Granted during Covered Year that Vest during Covered Year	798,182
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(7,284,454)
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Covered Year that Vested during Covered Year	(1,576,430)
TOTAL ADJUSTMENTS:	(14,292,449)
TOTAL COMPENSATION ACTUALLY PAID:	3,664,112
(2)For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of stock option awards, RSUs, and PSUs in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The fair value of the unvested PSUs is determined based on the probable outcome (as determined in accordance with FASB ASC Topic 718) as of the end of the relevant fiscal year.

68	Etsy

(3)The Other NEOs for 2020 and 2021 were Ms. Glaser, Mr. Fisher, Ms. Patel Goyal, and Mr. Scott. The Other NEOs for 2022 were Ms. Glaser, Ms. Moskowitz, Mr. Scott, Mr. Fisher, and Ms. Patel Goyal. The Other NEOs for each of 2023 and 2024 were Ms. Glaser, Ms. Kumar, Ms. Moskowitz, and Mr. Stretch.
(4)The following table shows the adjustments made to the average of the total compensation shown for the Other NEOs on the Summary Compensation Table to arrive at “compensation actually paid” for 2024 as reflected on the table above:

Adjustments to Determine Average Other NEO Compensation Actually Paid	2024
Summary Compensation Table (SCT) amount	7,935,503
Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(7,119,591)
Plus Year-end Fair Value of Stock Awards and Options Awards Granted during Covered Year that Remain Unvested as of Year-end	4,410,150
Plus Fair Value on Vesting of Awards Granted during Covered Year that Vest during Covered Year	493,000
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(1,929,782)
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Covered Year that Vested during Covered Year	(544,237)
TOTAL ADJUSTMENTS:	(4,690,460)
TOTAL COMPENSATION ACTUALLY PAID:	3,245,043
(5)Our peer group is the Russell 1000 Index, which is the index included in our Performance Graph in our Form 10-K for each of the Covered Years.
(6)Reflects “net income (loss)” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Form 10-K for each of the Covered Years.
(7)Reflects “revenue” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Form 10-K for each of the Covered Years.
Discussion of Compensation Actually Paid
As reflected in the tables above, changes in the market price of our common stock following the date of grant of an award can have a significant impact on the disclosure of “compensation actually paid” to our NEOs, as calculated pursuant to the SEC rules. Etsy grew significantly during 2020 as millions of buyers found Etsy for the first time, or discovered Etsy again. At the same time, Etsy’s stock price increased from $44.30 per share on December 31, 2019 to $177.91 per share on December 31, 2020, which significantly increased the intrinsic value of the options our CEO was granted in 2017.
Further, the timing of equity awards may also unintentionally impact the “compensation actually paid” as calculated pursuant to the rule. Because of the structure of the front-loaded equity award that Mr. Silverman received when he became our CEO in 2017, he approached 2021 with almost no unvested equity. Mr. Silverman received a performance-based equity award in 2021 with an aggregate grant date value of $25 million which was intended to retain, incentivize, and motivate him for the next four years, drive Etsy's long-term growth, and promote the alignment of CEO compensation with long-term stockholder value creation. The “compensation actually paid” attributed to this award, as well as the remaining unvested 2017 options, also increased as a result of the continued strong performance of Etsy's stock price in 2021 and decreased in 2022 through 2024 as Etsy's stock price declined.
To assist in understanding these changes in value, the following table shows the closing price for one share of our common stock as of the last trading day of the year preceding the initial Covered Year and each Covered Year:

	2019	2020	2021	2022	2023	2024
Closing Market Price of our Common Stock as of December 31	$44.30	$177.91	$218.94	$119.78	$81.05	$52.89

2025 Proxy Statement	69

The graph below illustrates the total shareholder return on a fixed $100 investment made as of market close on December 31, 2019 in shares of Etsy common stock and in the Russell 1000 Index, our peer group. Etsy's stock price has experienced volatility during the five-year period illustrated below, with large gains during 2020 and 2021 as our business had significant growth during the pandemic, followed by price decreases as revenue growth slowed and GMS held roughly steady during 2022 and 2023 and declined in 2024.
Set forth below are charts illustrating the relationship between (a) the compensation actually paid to our CEO and (b) the average compensation actually paid to our Other NEOs during each Covered Year and each of:
•Etsy’s revenue for each Covered Year;
•Etsy’s net income (loss)(1) for each Covered Year; and
•Etsy’s cumulative TSR(2) each Covered Year.

Compensation Actually Paid vs Revenue

Compensation Actually Paid ($ in millions)
$120
$100
$80
$60
$40
$20
$—
$(20)
Revenue ($ in millions)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$—
2020
2021
2022
2023
2024
CEO
Non-CEO NEOs
Revenue

Compensation Actually Paid vs Net Income (Loss)
Compensation Actually Paid ($ in millions)
$120
$100
$80
$60
$40
$20
$—
$(20)
Net Income (Loss) ($ in millions)
$600
$400
$200
$—
$(200)
$(400)
$(600)
$(800)
2020
2021
2022
2023
2024
CEO
Non-CEO NEOs
Net Income (Loss)

Compensation Actually Paid vs TSR
Compensation Actually Paid ($ in millions)
$120
$100
$80
$60
$40
$20
$—
$(20)
$600
$500
$400
$300
$200
$100
$—
$(100)
TSR
2020
2021
2022
2023
2024
CEO
Non-CEO NEOs
TSR

(1)Net income (loss) is not a metric used by Etsy to determine executive compensation and therefore any relationship between compensation actually paid and net income (loss) is likely as a result of our including Adjusted EBITDA, a non-GAAP financial measure that represents our

70	Etsy

net income (loss) adjusted to exclude: stock-based compensation expense; depreciation and amortization; provision (benefit) for income taxes; interest and other non-operating income, net; foreign exchange (gain) loss; retroactive non-income tax expense; restructuring and other exit costs; acquisition, divestiture, and corporate structure-related expenses; asset impairment charges; and loss on sale of business, and Adjusted EBITDA margin (Adjusted EBITDA divided by revenue) as key metrics in our compensation program during the relevant period. For a reconciliation of net income to Adjusted EBITDA see “Non-GAAP Financial Measures.”
(2)In 2021, we added relative TSR (a measure reflecting returns to our stockholders relative to the Nasdaq Composite constituents) over a three-year performance period to the mix of performance metrics used in our compensation program. The initial performance period expired at the end of 2023 and therefore is not a direct contributor to any correlation shown in the chart above for periods prior to 2023.
Most Important Performance Measures for Fiscal Year End 2024
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for 2024 to Etsy's performance:

Performance Measure	What it Measures
Gross Merchandise Sales (GMS) ($)	The dollar value of items sold in our marketplaces, excluding shipping fees and net of refunds, within the applicable period.
Revenue ($)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements.
Adjusted EBITDA Margin (%)	Etsy's profitability from our operations calculated by dividing consolidated Adjusted EBITDA by consolidated revenue and expressed as a percentage.
Relative TSR ($)	Our stock price performance, reflecting returns to our stockholders relative to the Nasdaq Composite constituents.
Our Compensation Committee also reviewed and approved individual goals and objectives for 2024 for our CEO and for each other Executive Team member (including each of our Other NEOs). These individual goals included both business project goals as well as Impact goals aligned with the Executive Team member’s business functions. A portion of each NEO’s actual annual cash incentive (20% for our CEO; 30% for our Other NEOs) is typically based on the evaluation of each NEO’s individual performance achievements measured against these individual goals. See the "Compensation Discussion and Analysis" for additional information.

2025 Proxy Statement	71

Equity Compensation Plan Information
The following table provides information as of December 31, 2024 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(#)
Equity compensation plans approved by security holders	10,140,358(1)	29.99	11,088,382(3)
Equity compensation plans not approved by security holders	__	__	1,000,000(4)
Total	10,140,358		12,088,382
(1)Amount includes outstanding awards under our 2006 Stock Plan and 2024 Equity Incentive Plan, including PSUs at target. If all outstanding PSUs for which the performance period had not been completed as of December 31, 2024 were to be earned at the maximum achievement level, an additional 308,639 shares would be issuable under outstanding awards.
(2)The weighted-average exercise price excludes RSU and PSU awards, which have no exercise price.
(3)Amount reflects the shares available for future issuance under our 2024 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2024, 8,288,382 shares remained available for issuance under the 2024 Equity Incentive Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan. The 2015 Employee Stock Purchase Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. There has been no increase in the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan since its inception.
(4)Amount reflects the shares available for future issuance under our 2024 Inducement Plan as of December 31, 2024, for which stockholder approval was not required under Rule 5635(c)(4) of the Nasdaq Listing Rules.

72	Etsy

Proposal 3
Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2025 and recommends that stockholders vote to ratify the appointment. Although we are not required by law or our bylaws to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider its appointment. Our Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.
PwC has audited our consolidated financial statements since 2012. A representative of PwC is expected to be present at our Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
This proposal will be decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.

2025 Proxy Statement	73

Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2024 and December 31, 2023.

	Year Ended December 31,
	2024	2023
	(in thousands)
Audit Fees	$3,167	$3,456
Tax Fees	554	490
Other Fees	157	157
Total Fees	$3,878	$4,103
Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as statutory audits, comfort letters, consents, and review of documents filed with the SEC, as well as service fees related to specific transactions and events that occurred in each period.
Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services include a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.
Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for PwC’s review of our sustainability and diversity data, services in connection with our cash management efforts, and subscriptions to online accounting reference material.
Pre-Approval Policies and Procedures
Our Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. Our Audit Committee pre-approved all services provided to us by PwC in 2024 and 2023 as described above.
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services, and permitted non-audit services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but any pre-approval decision made pursuant to such delegation must be reported to the full Audit Committee at its next scheduled meeting.

74	Etsy

Audit Committee Report
Our Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. Our Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website at investors.etsy.com.
The principal purpose of our Audit Committee is to assist our Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. Our Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. Our Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
In performing its responsibilities, our Audit Committee has:
•reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2024;
•discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the reviews and discussions referred to above, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by:
Margaret M. Smyth (Chair)
M. Michele Burns
Marc Steinberg
Fred Wilson

2025 Proxy Statement	75

Proposal 4
Approval of Charter Amendment to Remove Supermajority Voting Provisions

Background
Currently, Etsy’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation” or "Charter") provides that approval of the holders of at least 66 ⅔% in voting power of Etsy stock entitled to vote thereon is required to amend certain provisions of our Certificate of Incorporation and our bylaws or to remove directors. Together, we refer to these provisions as the “Supermajority Voting Provisions.”
Based on the various considerations discussed below, upon the recommendation of our Nominating and Corporate Governance Committee, our Board has determined that it is in the best interests of Etsy and its stockholders to amend the Certificate of Incorporation to remove the Supermajority Voting Provisions and to replace them with a requirement that these actions must be approved by at least a majority in voting power of Etsy stock entitled to vote thereon (the “Majority Vote Amendment”). Our Board recommends that our stockholders vote FOR this Proposal 4.
Why Our Board Supports This Proposal
Our Nominating and Corporate Governance Committee regularly reviews our corporate governance practices and recommends changes to our Board, as appropriate. After reviewing the advantages and disadvantages of the Supermajority Voting Provisions at this time, on the recommendation of our Nominating and Corporate Governance Committee, our Board has approved, and recommends that stockholders approve, the amendment and restatement of Articles V and VIII of the Certificate of Incorporation to remove the Supermajority Voting Provisions. Specifically, Article VIII, Section B of the Certificate of Incorporation requires approval of the holders of at least 66 ⅔% in voting power of Etsy stock entitled to vote to amend certain provisions of our Certificate of Incorporation. Similarly, Article V, Section F of the Certificate of Incorporation requires approval of the holders of at least 66 ⅔% in voting power of Etsy stock entitled to vote to remove directors.
As noted above, Etsy’s governance structure includes certain anti-takeover provisions, including the Supermajority Voting Provisions. Our Board believes that these provisions are crucial to Etsy’s success as a relatively young public company and is judicious about dismantling these protections, but is committed to evolving our governance strategy over time as Etsy matures as a public company. As part of this process, our Board and Nominating and Corporate Governance Committee review our governance structure at least annually. We also conduct extensive stockholder outreach throughout the year to receive feedback on our practices, as discussed in more detail on page 23 under “Stockholder Engagement.”
Based on this review and considering stockholder feedback expressing a preference for continued evolution of our governance structure, our Board has considered the merits of maintaining the Supermajority Voting Provisions and determined that they should be replaced with a majority vote requirement. Supermajority voting requirements encourage stockholders to reach a broader consensus on significant governance decisions; however, our Board acknowledges that many other public companies have transitioned away from similar supermajority voting requirements, and our Board believes that a majority vote should be sufficient for any corporate action requiring stockholder approval.
Based on the above considerations, our Board has determined that it is in the best interests of Etsy and our stockholders to amend the Certificate of Incorporation to eliminate the Supermajority Voting Provisions and to adopt the Majority Vote Amendment. Our Board cannot unilaterally adopt these amendments because a stockholder vote is necessary under Delaware law.
The text of the Majority Vote Amendment is set forth in Appendix A. This summary is qualified in its entirety by reference to Appendix A.

76	Etsy

Required Vote
Approval of the Majority Vote Amendment requires the affirmative vote of at least 66 ⅔% of the voting power of Etsy stock entitled to vote thereon. If the Majority Vote Amendment does not receive this level of stockholder approval, the Majority Vote Amendment will not be implemented, and Etsy’s current Supermajority Voting Provisions will remain in place. If our stockholders approve this proposal, Etsy will file with the Delaware Secretary of State a certificate of amendment substantially in the form in Appendix A, which will become effective upon filing.

The Board of Directors recommends a vote “FOR” Proposal 4.

2025 Proxy Statement	77

Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table presents information as to the beneficial ownership of our common stock as of April 1, 2025 (except to the extent otherwise indicated in the footnotes), for each director and director nominee; each NEO; all current executive officers, directors and director nominees, as a group; and each stockholder known by us to beneficially own more than 5% of our outstanding common stock.
The percentage ownership of our common stock is based on approximately 105,258,242 shares of our outstanding common stock as of April 1, 2025. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2025, and (2) shares issuable upon the vesting of PSUs and RSUs within 60 days of April 1, 2025. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (#)(2)	Percentage of Class Beneficially Owned (%)
Named Executive Officers, Directors & Director Nominees:
C. Andrew Ballard(3)	4,007	*
Marla Blow(4)	5,743	*
Gary S. Briggs(5)	34,426	*
M. Michele Burns(6)	52,961	*
Rachel Glaser(7)	244,529	*
Jonathan D. Klein(8)	70,113	*
Rachana Kumar(9)	51,070	*
Raina Moskowitz(10)	78,382	*
Melissa Reiff(11)	27,540	*
David Rosenblatt	—	*
Josh Silverman(12)	1,956,474	1.8
Margaret M. Smyth(13)	70,710	*
Marc Steinberg	1,062	*
Colin Stretch	22,826	*
Fred Wilson(14)	536,562	*
All current executive officers, directors and director nominees, as a group (17 persons)(15)	3,041,644	2.8
5% Stockholders:
The Vanguard Group(16)	13,436,680	11.2
BlackRock, Inc.(17)	15,219,649	13.3
*    Represents less than 1% of our outstanding common stock.
(1)Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.
(2)For directors, amounts exclude RSUs that will vest and stock options that will become exercisable on the date of the 2025 Annual Meeting of Stockholders, which date is more than 60 days after the date of this table.
(3)For Mr. Ballard, amount consists of (i) 3,318 shares and (ii) 689 shares that are issuable upon exercise of stock options which are currently exercisable.
(4)For Ms. Blow, amount consists of (i) 5,323 shares and (ii) 420 shares that are issuable upon exercise of stock options which are currently exercisable.

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(5)For Mr. Briggs, amount consists of (i) 15,557 shares and (ii) 18,869 shares that are issuable upon exercise of stock options which are currently exercisable.
(6)For Ms. Burns, amount consists of (i) 22,717 shares and (ii) 30,244 shares that are issuable upon exercise of stock options which are currently exercisable.
(7)For Ms. Glaser, amount consists of (i) 104,182 shares and (ii) 140,347 shares that are issuable upon exercise of stock options which are currently exercisable.
(8)For Mr. Klein, amount consists of (i) 32,350 shares, (ii) 21,739 shares held jointly with spouse, and (iii) 16,024 shares that are issuable upon exercise of stock options which are currently exercisable.
(9)For Ms. Kumar, amount consists of (i) 24,920 shares and (ii) 26,150 shares that are issuable upon exercise of stock options which are currently exercisable.
(10)For Ms. Moskowitz, amount consists of (i) 47,857 shares and (ii) 30,525 shares that are issuable upon exercise of stock options which are currently exercisable.
(11)For Ms. Reiff, amount consists of (i) 11,356 shares and (ii) 16,184 shares that are issuable upon exercise of stock options which are currently exercisable.
(12)For Mr. Silverman, amount consists of (i) 31,818 shares, (ii) 164,000 shares held in trust, (iii) 42,269 shares held jointly with spouse in trust, (iv) 21,828 shares held by spouse in trusts, and (v) 1,696,559 shares that are issuable upon exercise of stock options which are currently exercisable.
(13)For Ms. Smyth, amount consists of (i) 12,453 shares and (ii) 58,257 shares that are issuable upon exercise of stock options which are currently exercisable.
(14)For Mr. Wilson, amount consists of (i) 501,329 shares, (ii) 15,275 shares held by two charitable foundations, and (iii) 19,958 shares that are issuable upon exercise of stock options which are currently exercisable or exercisable within 60 days of April 1, 2025.
(15)Consists of (i) 771,955 shares, (ii) 21,739 shares held jointly with spouse, (iii) 243,822 shares held in trusts, (iv) 15,275 shares held by charitable foundations, (v) 2,088 shares issuable upon the vesting of RSUs, and (vi) 1,986,765 shares that are issuable to executive officers and directors upon exercise of stock options which are currently exercisable or exercisable within 60 days of April 1, 2025.
(16)The Vanguard Group (“Vanguard”) reported on its Schedule 13G/A filed with the SEC on February 13, 2024, that it has shared voting power over 157,441 shares, sole dispositive power over 12,923,391 shares, and shared dispositive power over 513,289 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(17)BlackRock, Inc. (“BlackRock”) reported on its Schedule 13G/A filed with the SEC on October 7, 2024 that it has sole voting power over 14,537,454 shares and sole dispositive power over 15,219,649 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2024, all Section 16 reports that were required to be filed were filed on a timely basis with the exception of a tax withholding transaction not timely reported for Ms. Glaser that was reported on a Form 5 filed on January 31, 2025, and a grant of restricted stock units that were not timely reported for Ms. Buckley's that were reported on a subsequent Section 16 report. In addition, unvested performance stock units that were omitted from Ms. Patel Goyal's Form 3 filed on January 3, 2025, were included on a subsequent Section 16 report.

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Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee has adopted a written Related Person Transaction Policy, which requires that all related person transactions must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, our Audit Committee will consider the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.
In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under our Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.
Related Person Transactions
Jonathan Briggs, the son of Gary Briggs, a member of our Board, is employed by Etsy as a software engineer. Jonathan's base salary as of December 31, 2024 was $147,600, and in March 2024 he received an equity refresh award with a value at the time of grant of $28,000. Jonathan was also eligible to participate in Etsy's 2024 discretionary bonus program with a target annual bonus of 10% of base salary. Jonathan’s compensation was established in accordance with Etsy’s policies and practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, and his employment by Etsy was approved by our Audit Committee in accordance with our Related Person Transactions Policy.
Other than the transaction described above, there were no reportable related person transactions since January 1, 2024 or currently proposed transactions in which:
•Etsy has been or is to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

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Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because Etsy's Board is inviting you to vote (including by soliciting your proxy) at our 2025 Annual Meeting of Stockholders which will take place online on June 17, 2025 at 9:00 a.m. Eastern Time.
This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 28, 2025. The Notice contains instructions on how to access and view the proxy materials over the internet, submit a proxy, or vote at the virtual Annual Meeting, and request a paper or e-mail copy of the proxy materials.
In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of our Annual Meeting.
What am I being asked to vote on?
You are being asked to vote on:
•The election of C. Andrew Ballard, Margaret M. Smyth, and Marc Steinberg as Class I directors to serve until the 2028 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board;
•An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote;
•The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•Approval of an amendment to our Certificate of Incorporation to remove supermajority voting provisions.
How does our Board recommend that I vote?
Our Board recommends that you vote:
•“FOR” the election of C. Andrew Ballard, Margaret M. Smyth, and Marc Steinberg as Class I directors;
•“FOR” the approval, on an advisory basis, of executive compensation;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•"FOR" the approval of an amendment to our Certificate of Incorporation to remove supermajority voting provisions.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on April 21, 2025, the record date, are entitled to vote. On the record date, there were approximately 104,591,226 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.

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How do I vote?
If, on April 21, 2025, your Etsy shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and your shares can be voted in one of two ways: either by proxy or during the virtual Annual Meeting electronically. If you choose to vote by proxy, you may do so:

By Internet You can submit your proxy over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card	By Telephone You can submit your proxy by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card	By Mail You can submit your proxy by mail by signing, dating and mailing the proxy card (if you received one by mail)	By Smartphone or Tablet You can submit your proxy on your mobile device by scanning this QR code
We recommend that you submit your proxy in advance via one of the methods above even if you plan to attend the virtual Annual Meeting. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend.
If you want to vote your shares at the virtual Annual Meeting, you will need the control number included on your Notice or proxy card and should follow the instructions on the webcast. Note that there are additional instructions described below that will apply if you hold your shares with a broker, bank, trustee, or nominee.
If, on April 21, 2025, your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.
How can I attend the Annual Meeting online?
You can attend our Annual Meeting by visiting www.virtualshareholdermeeting.com/ETSY2025, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded an opportunity to participate similar to that at an in-person meeting.
Our Annual Meeting will start at 9:00 a.m. Eastern Time on June 17, 2025. We recommend that you log in a few minutes early to ensure you are logged in when the meeting starts. Online check-in will begin at 8:45 a.m. Eastern Time.
To enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you hold your shares of common stock in “street name.”
A list of stockholders entitled to vote at our Annual Meeting will be available for examination at our corporate headquarters for any purpose germane to our Annual Meeting during normal business hours for ten days prior to our Annual Meeting.
What happens if there are technical problems with the virtual meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 17, 2025.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of our Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn our Annual Meeting, the chair of our Annual Meeting will adjourn the meeting until 12:00 p.m. Eastern Time on June 17, 2025 at www.virtualshareholdermeeting.com/ETSY2025 solely for the purpose of convening and further adjourning the meeting to a date, time, and physical or virtual location that will be announced by the meeting chair. In addition to announcing the date, time, and physical or virtual location of the adjourned meeting, we will also post the information regarding the announcement on our investor relations website at investors.etsy.com.

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Can I ask questions at the Annual Meeting?
After voting has taken place and the formal meeting has adjourned, we will hold a brief question and answer session. Only stockholders of record as of the record date for our Annual Meeting and their proxy holders may submit questions or comments. You will be able to ask questions by joining the virtual Annual Meeting and typing your question in the box provided. We do not intend to post questions received during our Annual Meeting on our website.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for our Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to our Annual Meeting or Etsy’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Etsy management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s personal, political, or business interests.
What is the deadline for voting?
If you are a stockholder of record, your ability to submit your proxy by internet, smartphone, tablet, or telephone will end at 11:59 p.m. Eastern Time on June 16, 2025. If you prefer to submit your proxy by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at our Annual Meeting on June 17, 2025. You will also be able to vote by attending and voting at the virtual Annual Meeting on June 17, 2025. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend our Annual Meeting.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not submit your proxy by mail, by telephone, or through the internet, and you do not vote online during the meeting, your shares will not be voted.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a broker holding shares for a beneficial owner submits a proxy on behalf of the beneficial owner but has not received voting instructions from the beneficial owner with respect to non-routine matters where the broker does not have discretion to vote the uninstructed shares. Proposals 1 (Election of Directors), 2 (an Advisory Vote on Executive Compensation), and 4 (Approval of an Amendment to our Certificate of Incorporation to Remove Supermajority Voting Provisions) are non-routine matters for which your broker, bank, trustee, or nominee does not have discretion to vote your uninstructed shares. Proposal 3 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or nominee to ensure that your vote will be counted.
What if I return a proxy card but do not make specific choices?
If you submit a valid proxy but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of our Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at our Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your voting instructions or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 17, 2025 by:
•providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);
•giving a written notice of revocation of your proxy that is delivered to our Chief Legal Officer and Corporate Secretary before the date of the virtual Annual Meeting at 117 Adams Street, Brooklyn, NY 11201; or
•attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by mail, internet, or telephone, is the one that will count. You may also revoke your proxy by attending and voting at the virtual Annual Meeting. However, your attendance at the virtual Annual Meeting by itself will not revoke your proxy.

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If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares at the virtual Annual Meeting, you may change your voting instructions by attending the virtual Annual Meeting and voting.
How many votes are required to approve each proposal?

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes*
1. Election of Directors	Each director is elected by a majority of votes cast, meaning that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” the election of a director.	No effect**	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
2. Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay” Vote)	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
3. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine.” As a result, we do not expect any broker non-votes for this proposal.
4. Approval of an Amendment to our Certificate of Incorporation to Remove Supermajority Voting Provisions
Requires the affirmative vote of the holders of at least 66 ⅔% of the voting power of the Etsy stock entitled to vote thereon. This proposal will only be approved if the number of votes cast “FOR” the proposal exceeds 66 ⅔% of the voting power of the outstanding Etsy stock.
		Abstentions will have the effect of a vote “AGAINST” this proposal.	Broker non-votes will have the effect of a vote “AGAINST” this proposal.
*    A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, or other securities intermediary does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1, No. 2, and No. 4, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
**    Our Board has adopted a director resignation policy which requires any nominee for director who, in an uncontested election, does not receive more votes “for” than “against” his or her election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and subsequently by our Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Governance” link on our Investor Relations page at investor.etsy.com.
Who will count the votes?
Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.
 What is a quorum?
A quorum is the minimum number of shares required to be present at our Annual Meeting for any business to be conducted. For our Annual Meeting, the holders of a majority of our outstanding shares of common stock must be present, either at our Annual Meeting, or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and our Annual Meeting will be adjourned. Abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at our Annual Meeting and will report the final voting results in a Current Report on Form 8-K within four business days of our Annual Meeting.

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Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of $18,500 plus related reasonable out-of-pocket expenses.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all your shares, you should sign and return all the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request householding of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1 (718) 880-3660.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify Broadridge at the above telephone number or address if you hold registered shares.

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Additional Information
Stockholder Proposals and Nominations
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Chief Legal Officer and Corporate Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 29, 2025, and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2026 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our bylaws, must give timely written notice to our Chief Legal Officer and Corporate Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 19, 2026 nor earlier than February 17, 2026 (assuming the meeting is held not more than 20 days before or more than 60 days after June 17, 2026). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our bylaws. Our bylaws may be found on our website at investors.etsy.com under “Governance—Governance Documents.”
In addition to satisfying all of the requirements under our bylaws (including the advance notice provisions described above), to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Etsy’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 20, 2026. This advance notice requirement under Rule 14a-19 does not override or supersede a longer advance notice requirement under our bylaws.
Our Bylaws provide a proxy access right for stockholders, pursuant to which a stockholder, or a group of up to 20 stockholders, owning at least three percent of the voting power of the outstanding shares of our common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the number of directors to be elected at our annual meeting, subject to certain limitations and provided that the stockholders and nominees satisfy the timing and other requirements specified in our bylaws. Stockholders who wish to submit a “proxy access” nomination for inclusion in our proxy materials for our 2026 Annual Meeting of Stockholders must submit a nomination notice in compliance with the requirements under our bylaws no later than February 17, 2026 nor earlier than January 18, 2026.
Information Requests
Our Form 10-K and this proxy statement are posted on our website at investors.etsy.com and are available from the SEC at its website at www.sec.gov. No other information on our website is incorporated by reference in or considered to be a part of this document. You may also request a copy of our Form 10-K or proxy statement without charge by sending an email to ir@etsy.com or by calling (718) 880-3660. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor, Okapi Partners LLC, at info@okapipartners.com, toll free (844) 202-6026, or 1212 Avenue of the Americas, 17th Floor, New York, NY 10036.
Other Business
We do not presently know of any other business that may be presented at the 2025 Annual Meeting. If any other matters are properly presented at our Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their own judgment.

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Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements relating to our mission, our ability to reignite growth and the impact of our investments in the Etsy marketplace; our new Chief Technology Officer; our ability to drive deeper levels of buyer engagement and purchase frequency; our growth opportunities and ability to be the starting place for special; the impact of Gen AI and large language models; the impact of strategy and “Right to Win”; our Impact strategy and metrics; our work culture and employee engagement metrics; our corporate governance, board structure, and stockholder engage efforts; our ability to increase buyer engagement, drive more sales, and return to GMS growth; and the impact of executive compensation philosophy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and derivative forms and/or negatives of those terms.
Forward-looking statements are not guarantees of performance and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in Part I, Item 1A, “Risk Factors” and elsewhere in our Form 10-K. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this proxy statement.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements made in this proxy statement. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In addition, the global climate and general market, political, economic, and business conditions may amplify many of these risks.
Forward-looking statements represent our beliefs and assumptions only as of the date of this proxy statement. We disclaim any obligation to update forward-looking statements.

2025 Proxy Statement	87

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this proxy statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: stock-based compensation expense; depreciation and amortization; provision (benefit) for income taxes; interest and other non-operating income, net; foreign exchange (gain) loss; retroactive non-income tax expense; restructuring and other exit costs; acquisition, divestiture, and corporate structure-related expenses; asset impairment charges; and loss on sale of business. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
Adjusted EBITDA and Adjusted EBITDA margin are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
The following table reflects the reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA margin for each of the periods indicated:

	YEAR ENDED DECEMBER 31,
	2024	2023
	(in thousands)
Net income	$303,281	$307,568
Excluding:
Stock-based compensation expense	282,847	284,558
Depreciation and amortization	108,074	91,323
Provision (benefit) for income taxes	107,494	(14,748)
Interest and other non-operating income, net	(17,176)	(21,957)
Foreign exchange (gain) loss	(13,391)	6,348
Retroactive non-income tax expense (1)	6,124	—
Restructuring and other exit costs	2,807	26,577
Acquisition, divestiture, and corporate structure-related expenses	1,478	3,921
Asset impairment charges	—	68,091
Loss on sale of business	—	2,630
Adjusted EBITDA	$781,538	$754,311
Divided by
Revenue	$2,808,332	$2,748,377
Adjusted EBITDA margin	27.8%	27.4%
(1)Retroactive non-income tax expense related to the digital services tax legislation in Canada, which was enacted on June 28, 2024 retroactive to January 1, 2022.

88	Etsy

Appendix A - Certificate of Amendment to the Certificate of Incorporation to Remove Supermajority Voting Provisions
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
ETSY, INC.
Etsy, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:
1.    The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) as heretofore in effect is hereby amended as follows:
a.Article V, Section F. shall be deleted and replaced in its entirety with the following:
“F. Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of a majority in voting power of the stock of the Corporation entitled to vote thereon.”
b.Article VIII, Section B. shall be deleted and replaced in its entirety with the following:
“B. Amendments to the Certificate of Incorporation and Bylaws. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law. Except as provided in Article VII, all rights, preferences and privileges conferred upon stockholders, directors or any other persons pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.
Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.
In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least a majority in voting power of the stock of the Corporation entitled to vote thereon.”
c.The forgoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this [●] day of [●], 2025.

ETSY, INC. By: Name: [●] Title: [●]

2025 Proxy Statement	89

Etsy
117 Adams Street
Brooklyn, NY 11201
www.etsy.com

Etsy

ETSY, INC.
117 ADAMS STREET
BROOKLYN, NY 11201
ATTENTION: CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ETSY2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66977-P25482

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.

The Board of Directors recommends you vote FOR each of the following Class I nominees:

Class I Nominees:

	For	Against	Abstain
1a. C. Andrew Ballard	☐	☐	☐
1b. Margaret M. Smyth	☐	☐	☐
1c. Marc Steinberg	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 17, 2025
9:00 a.m. Eastern Time
To be held virtually at:
www.virtualshareholdermeeting.com/ETSY2025

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 17, 2025: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

V66978-P25482

ETSY, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 17, 2025 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Charles Baker and Colin Stretch individually as proxies, each with the power to appoint his substitute, and authorize them to represent and vote the shares of Etsy, Inc. in accordance with the Board of Directors' recommendations, that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 17, 2025, at www.virtualshareholdermeeting.com/ETSY2025, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted in accordance with the Board of Directors' recommendations: FOR the election of each of the director nominees, FOR the approval, on an advisory basis, of the named executive officer compensation, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP), and FOR the approval of the an amendment to our certificate of incorporation to remove supermajority voting provisions.

Continued and to be dated and signed on reverse side.